FILED PURSUANT TO 424(b)(3) AND RULE 424(c)
REGISTRATION STATEMENT No. 333-65676
DATED: SEPTEMBER 23, 2002

Prospectus Supplement
(To Prospectus Dated August 14, 2001)

PROSPECTUS SUPPLEMENT

TELLIUM, INC.

21,878,445 SHARES

COMMON STOCK

This prospectus supplement relates to the public offering of up to 21,878,445 shares of common stock by some of our existing stockholders, as described on pages 76 to 81 of the prospectus dated August 14, 2001, to which this prospectus supplement is attached.

This prospectus supplement should be read in conjunction with the prospectus dated August 14, 2001 and the prospectus supplements filed on October 25, 2001, November 9, 2001, November 15, 2001, December 20, 2001, February 1, 2002, April 1, 2002, April 24, 2002, May 1, 2002, and May 15, 2002, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supercedes the information contained in the prospectus dated August 14, 2001, including any supplements or amendments thereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the attached prospectus to read about factors that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 23, 2002.

Recent Developments

Throughout the second quarter of 2002, we continued to see further deterioration in the telecommunications industry, both domestically and internationally, which has contributed to our inability to secure additional customers and has caused current customers’ purchases to decline. In addition, our disappointing revenue levels for the second quarter of 2002 reflect the continued reluctance of our customers and target customers to outlay capital for their networks.

We have elected to take the necessary steps to better align ongoing operating costs with industry conditions, which will impact product development efforts and potentially customer contracts. As a result, on June 24, 2002, we announced a business restructuring that resulted in a workforce reduction of approximately 200 employees, or approximately 38% of our total workforce. Of the employees terminated, 17 were in sales and marketing, 18 were in customer service and support, 28 were in manufacturing and 129 were in research and development. We recorded a non-recurring restructuring charge of approximately $6.3 million during the quarter ended June 30, 2002. As of June 30, 2002, approximately $4.5 million of this amount represents payments that will be made during the second half of 2002. In addition, we recorded a charge of approximately $6.5 million related to the consolidation of corporate facilities in the quarter ended June 30, 2002. As of June 30, 2002, approximately $4.3 million of this amount represents net lease expense of non-cancelable leases, which will be paid over the respective lease terms through the year 2007. We expect ongoing quarterly operating costs to be reduced by up to $7 million as a result of the workforce reduction.

In addition, as a result of the same industry conditions, we completed a review of the current carrying value of certain assets on our balance sheet, including goodwill, intangible assets, deferred warrant charges and inventory. Our analysis, supplemented by an independent valuation, resulted in a write off of approximately $155.7 million in non-cash charges related to these assets in the second quarter of 2002. Of these charges, approximately $16.8 million were non-cash charges related to inventory costs, approximately $58.4 million were non-cash charges associated with goodwill, approximately $51.7 million were non-cash charges related to intangible assets and approximately $28.8 million related to the write off of non-cash charges for deferred warrant charges. In accordance with a recent accounting pronouncement, EITF 00-25, the $28.8 million in non-cash charges represents an acceleration of future warrant-related charges and are recorded as contra-revenues. This results in net negative revenues of approximately $25.7 million in the second quarter of 2002.

The business restructuring included a significant reduction in our efforts to develop the Aurora Full Spectrum switch, which may negatively impact our ability to secure additional revenue from our customers. Although we have significantly reduced our efforts to develop this product, we are continuing to analyze the technology and market readiness, including working with customers and potential customers to determine their requirements and validate the product concept.

On August 1, 2002, we filed with the Securities and Exchange Commission an offer to exchange on Schedule TO. The offer gave our employees the opportunity to exchange outstanding stock options with an exercise price of $2.14 or more per share for a combination of share awards of common stock and new options to purchase common stock to be issued six months and one day from the expiration of this offer. This offer was not available to our officers, directors or employees of its non-U.S. subsidiaries. The offer to exchange expired at midnight, Eastern Time on September 4, 2002. Under the terms of the offer, we accepted for exchange options to purchase 13,479,441 shares of common stock, representing approximately 91% of the options that were eligible to be tendered in the offer. Upon the terms and subject to the conditions of the offer to exchange, we will grant options to purchase an aggregate of 12,131,479 shares of common stock and 1,347,962 share awards of common stock in exchange for such tendered options.

On various dates between April and August 2000, 12 employees, consisting of executive officers, vice presidents and other employees borrowed funds from us to exercise stock options with an exercise price of approximately $2.14 per share under the terms of individual promissory notes to us. The loans provide that the interest rate shall float on a quarterly basis and shall equal the Internal Revenue Service established short-term Applicable Federal Rate for a quarterly compounding period effective for the first month in such quarterly period, provided that the rate shall not be less than 2.5% per annum nor exceed 7.5% per annum. Upon exercise of these stock options, each employee received shares of restricted stock, subject to vesting schedules and other restrictions contained in a restricted stock agreement between us and each employee. The employees pledged their shares of restricted stock to us as collateral for the loans. As of July 25, 2002, these employees as a group beneficially owned approximately 13,645,044 vested and unvested shares of restricted stock. Effective as of July 25, 2002, the aggregate outstanding balance due on all of the loans was $32,966,369, consisting of principal plus accrued interest due by the following:

Name	Loan Amount
Harry J. Carr	15,994,686
William J. Proetta	0
Michael J. Losch	2,165,093
Krishna Bala	2,902,869
Vice Presidents and Other Employees as a Group	11,903,721

Total	$32,966,369

In May 2002, the price of our stock dropped substantially below $2.14 per share, leaving insufficient collateral to repay the loans, and thereby jeopardizing the personal financial solvency of our executive officers, vice presidents and other employees. Recognizing that these loans were diverting the employees’ attention from our business and that these employees needed a positive incentive program that promoted retention, motivation and performance, our board of directors decided to make changes to our management incentive program, including changes relating to the loans.

The board adopted resolutions that authorized certain revisions to our management incentive program, including provisions that:

•	permitted each participating employee to deliver shares of restricted stock (either vested or unvested) to be applied against their loans;

•
amended the terms of each participating employee’s loan to extend the due date of the loan and subordinate the loan to each participating employee’s current and future mortgage, home equity loan and any other similar forms of debt; and

•
would pay each participating employee who has loans outstanding a cash bonus upon a change of control in an amount sufficient to fully pay off the balance of the participating employee’s loan and to pay certain taxes imposed upon the bonus amount.

After the adoption of these resolutions, the board of directors became aware of issues that arose in the effort to implement the revisions, including in the execution and delivery of implementing documents. The board has reviewed these issues and has determined that in the implementing documents revisions were made that did not reflect the board’s intentions and the scope of what it had authorized and that the company should not go forward with such revisions, at least at this time. Accordingly, the board has revoked its authorization of the revisions, determined that the implementing documents that were executed are void and unenforceable and advised the participating individuals accordingly that the agreements that had been signed in connection with the management incentive program are void and are not enforceable against the company. The board intends to consider further and adopt and implement revisions to our management incentive program to address the same concerns that led to the earlier effort, which may include some of the same revisions previously approved or may differ in all respects. We do not know what position those employees who signed implementing agreements will take with respect to this board action and are, therefore, unable to assess at this time whether these developments will have a material adverse effect on the company.

On August 15, 2002, we filed the following quarterly report on Form 10-Q for the three months ended June 30, 2002 with the U.S. Securities and Exchange Commission.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒    QUARTERLY REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2002.

OR

☐    TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM          TO         .

Commission File Number: 000-32743

TELLIUM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	22-3509099
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 Crescent Place
Oceanport, New Jersey 07757-0901
(Address of Principal Executive Offices) (Zip Code)

(732) 923-4100
(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒  No  ☐

As of June 30, 2002, there were 112,658,761 shares outstanding of the registrant’s common stock, par value $0.001.

TELLIUM, INC.

INDEX

PART I.    FINANCIAL INFORMATION

		Page No.

Item 1.	Condensed Consolidated Financial Statements (Unaudited):	3

	Condensed Consolidated Balance Sheets as of June 30, 2002 and December 31, 2001	3

	Condensed Consolidated Statements of Operations for the Three Months Ended June 30, 2002 and June 30, 2001 and for the Six Months Ended June 30, 2002 and June 30, 2001	4

	Condensed Consolidated Statement of Changes in Stockholders’ Equity for the Six Months Ended June 30, 2002	5

	Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2002 and June 30, 2001	6

	Notes to Condensed Consolidated Financial Statements	7

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	12

Item 3.	Quantitative and Qualitative Disclosures About Market Risk	30

	PART II. OTHER INFORMATION

Item 1.	Legal Proceedings	31

Item 2.	Changes in Securities and Use of Proceeds	31

Item 3.	Defaults Upon Senior Securities	31

Item 4.	Submission of Matters to a Vote of Security Holders	31

Item 5.	Other Information	32

Item 6.	Exhibits and Reports on Form 8-K	32

	Signatures	34

TELLIUM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	June 30,
	2001	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$218,708,074	$206,135,276
Accounts receivable	23,923,631	4,136,382
Inventories	52,398,123	20,499,412
Prepaid expenses and other current assets	8,107,916	9,786,929

Total current assets	303,137,744	240,557,999
PROPERTY AND EQUIPMENT—Net	65,085,402	56,731,802
INTANGIBLE ASSETS—Net	60,200,000	1,704,511
GOODWILL—Net	58,433,967	—
DEFERRED WARRANT COST	65,704,572	29,548,717
OTHER ASSETS	1,276,847	771,398

TOTAL ASSETS	$533,838,532	$329,314,427

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES:
Trade accounts payable	$9,683,821	$6,783,027
Accrued expenses and other current liabilities	39,777,417	37,694,278
Current portion of notes payable	601,847	256,376
Current portion of capital lease obligations	95,612	80,447
Bank line of credit	8,000,000	8,000,000

Total current liabilities	58,158,697	52,814,128
LONG-TERM PORTION OF NOTES PAYABLE	583,399	540,000
LONG-TERM PORTION OF CAPITAL LEASE OBLIGATIONS	124,513	88,717
OTHER LONG-TERM LIABILITIES	—	—
	233,335	309,267

Total liabilities	59,099,944	53,752,112

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 25,000,000 shares authorized as of December 31, 2001 and June 30, 2002, 0 issued and outstanding as of
December 31, 2001 and June 30, 2002	—	—
Common stock, $0.001 par value, 900,000,000 shares authorized, 114,495,282 and 115,108,762 issued as of December 31, 2001 and June 30, 2002, and 112,446,449 and 112,658,761 outstanding as of December 31, 2001 and June 30, 2002	114,496	115,109
Additional paid-in capital	1,043,900,812	1,012,640,007
Notes receivable	(33,513,935)	(30,522,415)
Accumulated deficit	(367,137,978)	(609,406,685)
Deferred employee compensation	(144,495,721)	(90,927,740)
Common stock in treasury, at cost, 2,048,833 and 2,450,001 shares as of
December 31, 2001 and June 30, 2002	(4,129,086)	(6,335,961)

Total stockholders’ equity	494,738,588	275,562,315

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$553,838,532	$329,314,427

See notes to condensed consolidated financial statements.

TELLIUM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2002	2001	2002
REVENUE	$30,414,155	$3,074,433	$46,049,556	$57,134,008
Non-cash charges related to equity issuances	6,889,687	28,800,000	11,679,340	36,155,855

REVENUE, net of non-cash charges related to equity issuances	23,524,468	(25,725,567)	34,370,216	20,978,153
COST OF REVENUE	20,236,692	25,851,320	30,963,806	57,097,516

Gross profit	3,287,776	(51,576,887)	3,406,410	(36,119,363)

OPERATING EXPENSES:
Research and development, excluding stock based compensation	15,232,412	13,801,443	31,879,775	27,766,983
Sales and marketing, excluding stock based compensation	8,465,425	4,547,845	16,137,214	11,703,365
General and administrative, excluding stock based compensation	6,443,804	8,243,973	12,258,880	15,862,809
Amortization of intangible assets and goodwill	7,916,790	2,745,489	15,833,580	6,795,489
Stock-based compensation expense	18,981,815	11,025,516	33,538,968	23,012,355
Impairment of goodwill	—	58,433,967	—	58,433,967
Restructuring and impairment of long-lived assets	—	64,535,388	—	64,535,388

Total operating expenses	57,040,246	163,333,621	109,648,417	208,110,356

OPERATING LOSS	(53,752,470)	(214,910,508)	(106,242,007)	(244,229,719)

OTHER INCOME (EXPENSE):
Other income (expense)—net	118,183	51,580	98,496	(4,089)
Interest income	2,394,077	1,293,211	5,202,900	2,472,144
Interest expense	(257,707)	(186,072)	(370,066)	(507,043)

Total other income	2,254,553	1,158,719	4,931,330	1,961,012

NET LOSS	$(51,497,917)	$(213,751,789)	$(101,310,677)	$(242,268,707)

BASIC AND DILUTED LOSS PER SHARE	$(0.87)	$(1.98)	$(2.68)	$(2.26)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	59,215,496	107,835,852	37,765,392	107,420,739

STOCK-BASED COMPENSATION EXPENSE
Cost of revenue	$1,588,065	$1,481,643	$2,953,093	$2,934,787
Research and development	10,578,954	7,531,280	20,067,455	15,050,899
Sales and marketing	5,541,456	2,343,096	8,069,082	5,277,934
General and administrative	2,861,405	1,151,140	5,402,431	2,683,522
Restructuring	—	1,445,696	—	1,445,696

	$20,569,880	$13,952,855	$36,492,061	$27,392,838

See notes to condensed consolidated financial statements.

TELLIUM, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

	Common Stock		Treasury Stock		Additional Paid-in Capital
	Shares	Amount	Shares	Amount
JANUARY 1, 2002	114,495,282	$114,496	2,048,833	$(4,129,086)	$1,043,900,812
Exercise of stock options and warrants	613,480	613	—	—	301,448
Forfeiture of unvested stock options	—	—	—	—	(26,586,480)
Warrant and option cost	—	—	—	—	524,227
Amortization of deferred compensation	—	—	—	—	—
Repurchase of warrants	—	—	—	—	(5,500,000)
Repurchase of restricted stock	—	—	401,168	(2,206,875)	—
Net loss	—	—	—	—	—

JUNE 30, 2002	115,108,762	$115,109	2,450,001	$(6,335,961)	$1,012,640,007

	Accumulated Deficit	Deferred Compensation	Notes Receivable	Stockholders’ Equity
JANUARY 1, 2002	$(367,137,978)	$(144,495,721)	$(33,513,935)	$494,738,588
Exercise of stock options and warrants	—	—	—	302,061
Forfeiture of unvested stock options	—	26,566,282	—	(20,198)
Warrant and option cost	—	—	—	524,227
Amortization of deferred compensation	—	27,001,699	—	27,001,699
Repurchase of warrants	—	—	—	(5,500,000)
Repurchase of restricted stock	—	—	2,991,520	784,645
Net loss	(242,268,707)	—	—	(242,268,707)

JUNE 30, 2002	$(609,406,685)	$(90,927,740)	$(30,522,415)	$275,562,315

See notes to condensed consolidated financial statements.

TELLIUM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2001	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(101,310,677)	$(242,268,707)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	21,486,379	17,992,039
Write down of impaired assets	—	157,983,967
Provision for doubtful accounts	—	199,135
Amortization of deferred compensation expense	31,865,961	26,981,501
Amortization of deferred warrant cost	11,679,340	7,355,855
Warrant and option cost related to third parties	4,616,495	524,227
Changes in assets and liabilities:
Decrease in due from stockholder	26,437	784,645
Decrease in accounts receivable	4,551,343	19,471,973
Decrease (increase) in inventories	(33,214,708)	15,098,711
Decrease (increase) in prepaid expenses and other current assets	5,517,603	(1,562,872)
Decrease in other assets	10,398	505,449
Decrease in accounts payable	(18,920,014)	(2,900,794)
Increase (decrease) in accrued expenses and other current liabilities	23,440,963	(2,083,139)
Increase in other long-term liabilities	74,533	75,932

Net cash used in operating activities	(50,175,947)	(1,842,078)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(47,245,331)	(5,092,950)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt and line of credit borrowings	(302,311)	(388,870)
Principal payments on capital lease obligations	(3,547,357)	(50,961)
Repurchase of warrants	—	(5,500,000)
Proceeds from line of credit borrowings	4,000,000	—
Issuance of common stock	139,831,875	302,061

Net cash provided by (used in) financing activities	139,982,207	(5,637,770)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	42,560,929	(12,572,798)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	188,175,444	218,708,074

CASH AND CASH EQUIVALENTS, END OF PERIOD	$230,736,373	$206,135,276

SUPPLEMENTAL DISCLOSURE OF CASHFLOW INFORMATION
Cash paid for interest	$370,066	$507,043

See notes to condensed consolidated financial statements.

TELLIUM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

We design, develop and market high-speed, high-capacity, intelligent optical switching solutions that enable network service providers to quickly and cost-effectively deliver new high-speed services. Our product line consists of several hardware products and related software tools.

The continued deteriorating conditions in the telecommunications industry has hindered our ability to secure additional customers and has caused current customers’ purchases to decline. As a result, on June 24, 2002, we announced a business restructuring that resulted in a workforce reduction of approximately 200 employees. We recorded a restructuring charge of approximately $12.8 million related to the workforce reduction and the consolidation of facilities in the June 2002 quarter. This restructure included a significant reduction in our efforts to develop the Aurora Optical Switch, which may negatively impact our ability to secure additional revenue from our customers.

We also completed an assessment of the current carrying value of certain assets on our balance sheet, including goodwill, intangible assets, deferred warrant changes and inventory. Our analysis resulted in a write off of approximately $155.7 million related to these assets.

The accompanying, unaudited condensed consolidated financial statements included herein for Tellium have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission. In our opinion, the condensed consolidated financial statements included in this report reflect all normal recurring adjustments which we consider necessary for the fair presentation of the results of operations for the interim periods covered and of our financial position at the date of the interim balance sheet. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, we believe that the disclosures are adequate to understand the information presented. The operating results for interim periods are not necessarily indicative of the operating results to be expected for the entire year. These statements should be read in conjunction with the financial statements and related footnotes for the year ended December 31, 2001, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002.

2.    GOODWILL

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” As indicated in our Form 10-K for the year ended December 31, 2001, we implemented SFAS No. 142 as of January 1, 2002. SFAS No. 142 changed the accounting for goodwill and indefinite lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations and indefinite lived intangible assets, ceased upon adoption of this statement. Identifiable intangible assets continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.”

The following table presents the impact of SFAS No. 142 on net loss and net loss per share for the three months and six months ended June 30, 2002, respectively, and the impact of SFAS No. 142 as if it had been in effect for the three months and six months ended June 30, 2001, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2002	2001	2002
Reported net loss	$(51,497,917)	$(213,751,789)	$(101,310,677)	$(242,268,707)
Add back: Goodwill amortization	3,866,890	—	7,733,780	—

Adjusted net loss	$(47,631,027)	$(213,751,789)	$(93,576,897)	$(242,268,707)

Basic and diluted earnings per share:
Reported net loss	$(0.87)	$(1.98)	$(2.68)	$(2.26)
Goodwill amortization	$0.07	$—	$0.20	$—

Adjusted net loss	$(0.80)	$(1.98)	$(2.48)	$(2.26)

We have completed the transitional testing of goodwill upon the January 1, 2002 adoption date of SFAS No. 142. The first step of this transitional test indicated that no impairment existed as of the adoption date, as the fair value of the reporting unit carrying the goodwill exceeded its carrying value.

During the three months ended June 30, 2002, we experienced a decline in capital spending by our customers, reduced our expectations for future growth in revenue and cash flows and our stock price continued to decline significantly. Due to these significant changes, which indicated that goodwill and other assets of the reporting unit might be impaired, we, with the assistance from an independent valuation expert, performed an evaluation of goodwill and other identifiable long-lived assets.

We compared the fair value of the reporting unit to the carrying value of the reporting unit, including goodwill, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, and determined that the carrying value, including goodwill, exceeded the fair value of our reporting unit. As a result of this evaluation, we took a charge of approximately $58.4 million for the impairment of goodwill during the three months ended June 30, 2002. The fair value of the reporting unit was determined using a combination of a discounted cash flows method and other accepted valuation methodologies.

As a result of the valuation, we recorded an impairment charge of approximately $58.4 million during the three months ended June 30, 2002 in accordance with SFAS No. 142. The change in the carrying amount of goodwill for the six months ended June 30, 2002 is as follows:

2002
Balance as of January 1, 2002	$58,433,967
Impairment losses	(58,433,967)

Balance as of June 30, 2002	$—

3.    RESTRUCTURING AND IMPAIRMENT OF LONG-LIVED ASSETS

During the six months ended June 30, 2002, continued deteriorating conditions in the telecommunications industry have contributed to our inability to secure additional customers and caused purchases by current customers to decline. On June 24, 2002, in response to these conditions, we announced a business restructuring plan designed to decrease our operating expenses. We recorded a restructuring charge of approximately $12.8 million associated with a workforce reduction and the consolidation of excess facilities, resulting in non-cancelable lease costs and write down of certain leasehold improvements.

As of June 30, 2002, approximately 200 employees have been notified of the termination of their employment with us. Charges for the workforce reduction of approximately $6.3 million consisted of primarily severance and extended benefits. The remaining balance of approximately $4.5 million will be paid during second half of 2002.

During the three months ended June 30, 2002, we recorded a charge of approximately $6.5 million related to the consolidation of facilities and a net charge of approximately $2.3 million related to the write down of leasehold improvements. The remaining facilities balance of approximately $4.3 million as of June 30, 2002 is related to the net lease expense of non-cancelable leases, which will be paid over the respective lease terms through the year 2007. We do not believe that the restructuring program will have a material impact on revenues. We expect that the actions described above will result in an estimated annual reduction in employee-related expense and cash flows of approximately $15-20 million.

The following displays the activity and balances of the restructuring reserve account for the three months ended June 30, 2002:

	Workforce Reduction	Facility Consolidation	Total
Reserve recorded during the three months ended June 30, 2002	$6,335,388	$6,500,000	$12,835,388
Non-cash reduction	(1,445,696)	(2,250,000)	(3,695,696)
Cash reductions	(342,237)	—	(342,237)

Restructuring liability as of June 30, 2002	$4,547,455	$4,250,000	$8,797,455

We performed an impairment review of our deferred warrant costs during the three months ended June 30, 2002. We previously granted warrants to two customers in conjunction with the execution of customer supply agreements. The fair value of these warrants was capitalized on the measurement date as deferred warrant costs, which were amortized as a pro-rata reduction of revenue as the customers purchased products under the supply agreements. Based on the recent sharp decline in customer spending and the situation in the telecommunications industry in general, we believe that our customers with warrants will purchase less equipment than originally forecasted. As a result, we recorded an impairment charge to deferred warrant cost of approximately $28.8 million. The charge was measured based upon the proportion of the forecasted purchases under the supply agreement expected to not be fulfilled compared to the capitalized cost. In the consolidated statement of operations, the impairment charge is classified as a reduction to revenue under “Non-cash charges related to equity issuances” in accordance with EITF Issue, No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products.”

We also assessed the carrying value of intellectual property acquired from AT&T Corp. on September 1, 2000 and from Astarte Fiber Networks, Inc. on October 10, 2000. Because the estimated undiscounted cash flows relating to these identifiable long-lived assets was less than their carrying value, an impairment charge of approximately $51.7 million was recorded based on discounted cash flows in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The charge is included in “Restructuring and impairment of long-lived assets” within operating expenses in the statement of operations.

4.    RECENT FINANCIAL ACCOUNTING PRONOUNCEMENTS

In August 2001, FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations and cost associated with the retirement of tangible long-lived assets. We are required to implement SFAS No. 143 for fiscal years beginning after June 15, 2002 and have not yet determined the impact that this statement will have on our results of operations or financial position.

In April 2002, FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt” and an amendment of that Statement, and SFAS No. 64, “Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements.” SFAS No. 145 also rescinds SFAS No. 44, “Accounting of Intangible Assets of Motor Carriers.” SFAS No. 145 amends SFAS No. 13, “Accounting for Leases” to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provision of SFAS No. 145 related to extinguishment of debt becomes effective for financial statements issued for fiscal years beginning after May 15, 2002. We are currently evaluating the impact that the adoption of this statement will have on its results of operations and financial position.

In June 2002, FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

5.    NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Weighted average common shares outstanding for purposes of computing basic net loss per share excludes the unvested portion of founders stock and restricted stock. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period, if dilutive. Potentially dilutive common shares are composed of the incremental common shares issuable upon the conversion of preferred stock and the exercise of stock options and warrants, using the treasury stock method. Due to our net loss, the effect of potentially dilutive common shares is anti-dilutive; therefore, basic and diluted net loss per share are the same. For the three months ended June 30, 2001 and 2002 and the six months ended June 30, 2001 and 2002, potentially dilutive shares of 8,870,860, 525,666, 6,677,539 and 1,004,431, respectively, were excluded from the diluted weighted average shares outstanding calculation.

6.    INVENTORIES

Inventories consist of the following:

	December 31, 2001	June 30, 2002
Raw materials	$20,242,766	$5,247,774
Work-in-process	21,743,663	6,512,557
Finished goods	10,411,694	8,739,081

	$52,398,123	$20,499,412

We have recorded a $16.8 million charge to cost of sales in the quarter ended June 30, 2002. Consistent with the downturn in the markets served by us, we evaluated our inventory levels in light of actual and forecasted revenue. The inventory charge relates to reserves for excess and obsolete inventory that we believe we are carrying as a result of the market conditions. We have a plan to dispose of the obsolete inventory during the second half of 2002. We will continue to monitor our excess reserves and to the extent that inventory that has been reserved as excess is ultimately sold by us, such amounts will be disclosed in the future.

7.    PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31, 2001	June 30, 2002
Equipment	$46,576,810	$56,557,640
Furniture and fixtures	6,463,144	6,295,731
Acquired software	9,747,235	10,482,840
Leasehold improvements	15,716,203	13,436,711
Construction in progress	6,518,764	1,137,773

	85,022,156	87,856,695
Less accumulated depreciation and amortization	19,936,754	31,124,893

Property, plant and equipment—Net	$65,085,402	$56,731,802

8.    INTANGIBLE ASSETS

Intangible assets consist of the following:

	December 31, 2001	June 30, 2002
Licenses	$45,000,000	$1,445,524
Core Technology	36,000,000	1,283,837

	81,000,000	2,729,361
Less accumulated amortization	20,800,000	1,024,850

	$60,200,000	$1,704,511

During the three months ended June 30, 2002, we wrote down net intangible assets by approximately $51.7 million due to the impairment of certain intellectual property. (See Note 3.)

9.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31, 2001	June 30, 2002
Accrued professional fees	$754,129	$834,179
Accrued compensation and related expenses	12,762,549	10,877,559
Accrued taxes	1,175,895	650,158
Deferred revenue	14,549,053	4,239,857
Warranty reserve	8,466,615	10,294,785
Restructuring reserve	—	8,797,455
Other	2,069,176	2,000,285

	$39,777,417	$37,694,278

10.    SUBSEQUENT EVENTS

Stock Option Exchange Offer and Management Repurchase Program

On August 1, 2002, we commenced an offer to exchange outstanding employee stock options having an exercise price of $2.14 or more per share in return for a combination of share awards for shares of common stock and new stock options to purchase shares of common stock to be granted by us (the “Exchange Offer”). Our directors, executive officers and vice presidents were not eligible to participate in the Exchange Offer. Subject to the terms and conditions of the Exchange Offer, in exchange for eligible options, an option holder who tenders eligible options that are accepted by us will receive a share award for shares of common stock equal to one tenth (1/10) of the total number of shares subject to the options tendered by the option holder, and for new options to be granted for a number of shares of common stock equal to nine tenths (9/10) of the total number of shares subject to the options tendered by the option holder. Employees who accept the Exchange Offer with respect to any of their eligible options are required to exchange any option granted to them on or after February 1, 2002. Upon completion of the Exchange Offer, we expect to issue share awards promptly upon acceptance and cancellation of the eligible options and to grant new options in March 2003, on a date that is at least six months and one day from the expiration date of the offer. The share awards will be 100% vested upon issuance. The new options will vest from the original grant date of the eligible options in accordance with the original vesting schedule of the original option grant. The new options will be granted with an exercise price equal to the fair market value of our common stock on the date of the grant. We will record a charge for the fair value of the common stock awarded, as the exercise price is zero and the common stock is being issued with no restrictions. In addition, we will record a charge to write-off any deferred compensation associated with the options tendered by the option holders.

Subsequent to June 30, 2002, the board of directors decided to make changes to our management incentive program, including changes relating to the loans held by 12 employees, consisting of executive officers, vice presidents and other employees. The notes had been issued as consideration for the issuance of restricted stock. As part of these changes, these employees were permitted to deliver shares of vested and unvested restricted stock to be applied against the loans. We also amended the terms of these loans and agreed to pay a bonus to those management members who participated in the program should a change in control occur. After the adoption of the above program, the board of directors became aware of issues that arose regarding the implementation of the program. The board is currently reviewing these issues and their implications for the company and its management. The resolution of these issues may have a material adverse effect on the company. While the notes remain full recourse for legal purposes and the executives remain indebted to us, accounting standards require the notes to now be treated as non-recourse. For accounting purposes a charge will be recorded in the third quarter for the difference between the principal and interest related to the notes and the fair value of our common stock at the modification date. In connection with the option exchange offer, assuming all eligible options are accepted, and based on a closing share price of $0.52 as of August 12, 2002, and also in connection with the management repurchase program, we currently expect to record a non-cash compensation expense of up to approximately $105 million in the third quarter of 2002, of which approximately $75 million was recorded as deferred compensation expense prior to our initial public offering.

Legal Proceedings

In late July 2002, Corning Incorporated filed a Demand for Arbitration arising out of a dispute in connection with our October 2000 merger with Astarte Fiber Networks, Inc. Corning alleges that Astarte, and Tellium as successor-in-interest to Astarte, fraudulently induced Corning to enter into a contract, breached that contract and breached warranties presented in that contract. Corning seeks an award of $38 million, plus expenses and interest. We intend to defend vigorously the claims made in any legal proceedings that may result, and pursue any possible counter claims against Corning, Astarte, and other parties associated with the claims. It is too early in the dispute process to determine the impact, if any, that such dispute will have upon our business, financial condition or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis addresses the financial condition of Tellium and its subsidiaries as of June 30, 2002 compared with December 31, 2001, and our results of operations for the three months and six months ended June 30, 2002 compared with the same periods last year, respectively. You should read this discussion and analysis along with our unaudited condensed consolidated financial statements and the notes to those statements included elsewhere in this report, and in conjunction with our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002.

Certain statements and information included in this Form 10-Q are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements express our intentions, strategies or predictions for the future. Actual results may differ from our predictions. For more information regarding forward-looking statements, please see “Cautionary Statement Regarding Forward-Looking Statements” below.

Overview

We design, develop and market high-speed, high-capacity, intelligent optical switching solutions that enable network service providers to quickly and cost-effectively deliver new high-speed services. Our product line consists of several hardware products and related software tools.

We have purchase contracts with the following three customers: Cable & Wireless Global Networks Limited, Dynegy Connect, L.P., an affiliate of Dynegy Global Communications, and Qwest Communications Corporation. Under the terms of its contract, Cable & Wireless made a commitment to purchase a minimum of $350 million of our products, including the Aurora Optical Switch, the StarNet Wavelength Management System and the StarNet Operating System, by August 7, 2005. Our agreement with Cable & Wireless gives it the right to reduce its minimum purchase commitment from $350 million to $200 million if we do not maintain a technological edge so that there exists in the marketplace superior technology that we have not matched. The agreement also permits Cable & Wireless to terminate the agreement upon breach of a variety of our obligations under the contract. Cable & Wireless has conducted laboratory testing of the Aurora Optical Switch. As of June 30, 2002, Cable & Wireless has not yet made any purchases under this agreement, and we do not anticipate any significant purchases to be made in the near term.

Under the terms of our contract with Dynegy Connect, to the extent Dynegy Connect elects to purchase core optical switches, it is required to purchase its full requirements for them from us until November 1, 2003. Dynegy Connect is not contractually obligated to purchase future products or services from us and may discontinue doing so at any time. Dynegy Connect is permitted to terminate the agreement for, among other things, a breach of our material obligations under the contract. Our Aurora 32 optical switch, StarNet Wavelength Management System, StarNet Design Tools and StarNet Operating System have been in service in the Dynegy Connect network since April 2000. Dynegy Connect conducted laboratory testing on the Aurora Optical Switch during the fourth quarter of 2000. We commenced commercial shipment to Dynegy Connect of the Aurora Optical Switch during the first quarter of 2001 and of the Aurora 128 in the second quarter of 2001, however we do not expect any significant purchases to be made in the near term.

Under the terms of our contract with Qwest, Qwest has agreed to purchase approximately $400 million of our products (including prior purchases) over the term of the contract, subject to reaching agreement on price and technical specifications and on the schedule of development, production and deployment of our Aurora Full-Spectrum switches. Under our agreement, we have also agreed to give Qwest additional flexibility to extend or terminate the remainder of the commitment in a variety of circumstances. Qwest began conducting laboratory testing of the Aurora Optical Switch in the fourth quarter of 2000. We commenced commercial shipment under this contract during the first quarter of 2001, however we do not expect any significant purchases to be made in the near term.

The continued deteriorating conditions in the telecommunications industry has hindered our ability to secure additional customers and has caused current customers’ purchases to decline. As a result, on June 24, 2002, we announced a business restructuring that resulted in a workforce reduction of approximately 200 employees. We recorded a restructuring charge of approximately $12.8 million related to the workforce reduction and the consolidation of facilities in the June 2002 quarter. This restructure included a significant reduction in our efforts to develop the Aurora Optical Switch, which may negatively impact our ability to secure additional revenue from our customers.

We also completed an assessment of the current carrying value of certain assets on our balance sheet, including goodwill, intangible assets, deferred warrant changes and inventory. Our analysis resulted in a write off of approximately $155.7 million in non-cash charges related to these assets.

Since our inception, we have incurred significant losses and as of June 30, 2002, we had an accumulated deficit of approximately $609.4 million. Our revenue has decreased dramatically in the second quarter of 2002, and we do not anticipate a significant increase in revenue in the foreseeable future. In addition, we have not achieved profitability on a quarterly or an annual basis and anticipate that we will continue to incur net losses for the foreseeable future.

Three Months Ended June 30, 2002 Compared to Three Months Ended June 30, 2001

Revenue

For the three months ended June 30, 2002, we recognized revenue before non-cash charges related to equity issuances of approximately $3.1 million, which represents a decrease of $27.3 million from revenue before non-cash charges related to equity issuances of approximately $30.4 million for the three months ended June 30, 2001. The decrease is due to unfavorable economic conditions resulting in significantly reduced capital expenditures of our existing customers. Non-cash charges related to warrant issuances to customers totaled approximately $28.8 million for the three months ended June 30, 2002, compared to approximately $6.9 million for the same period in 2001. The increase in non-cash charges is due to an impairment charge of approximately $28.8 million for deferred warrant cost recorded as a non-cash charge during the three months ended June 30, 2002 as a result of our assessment that our customers with warrants will purchase less equipment than originally forecasted. As a result of the foregoing, revenue, net of non-cash charges related to equity issues, decreased from approximately $23.5 million for the three months ended June 30, 2001 to approximately ($25.7) million for the three months ended June 30, 2002. We expect to generate revenues from a limited number of customers for the foreseeable future.

Cost of Revenue

For the three months ended June 30, 2002, our cost of revenue totaled approximately $25.9 million, which represents an increase of $5.7 million over cost of revenue of approximately $20.2 million for the three months ended June 30, 2001. The increase was due to charges for excess and obsolete inventory of approximately $16.8 million for the three months ended June 30, 2002, which were only partly offset by a decrease of material cost by approximately $10.4 million and overhead cost by approximately $1.4 million as a result of the corresponding decrease in revenue. Cost of revenue includes amortization of stock-based compensation of approximately $1.5 million for the three months ended June 30, 2002 and approximately $1.6 million for the three months ended June 30, 2001. Gross (loss) profit was approximately ($51.6) million and approximately $3.3 million for the three months ended June 30, 2002 and 2001, respectively. The $54.9 million decrease in gross profit was the result of decreased revenues and inventory charges taken in conjunction with a significant decline in capital spending by our customers and a decline in forecasted revenues of existing products during the second quarter of 2002. Our current ability to make reliable forecasts for cost of revenue and gross margins for 2002 is limited.

Research and Development Expense

For the three months ended June 30, 2002, we incurred research and development expense of approximately $13.8 million, which represents a decrease of $1.4 million from research and development expense of approximately $15.2 million for the three months ended June 30, 2001. The decrease is attributed primarily to prototype expense and research and development personnel expense, which decreased in total by approximately $2.7 million and was partly offset by an increase in consulting expense of approximately $1.4 million. In connection with our announced restructuring, we expect research and development expense to decrease in future periods.

Sales and Marketing Expense

For the three months ended June 30, 2002, we incurred sales and marketing expense of approximately $4.5 million, which represents a decrease of $4.0 million from sales and marketing expense of approximately $8.5 million for the three months ended June 30, 2001. The decrease resulted primarily from lower sales and marketing personnel expense and reduced expenses for advertising and promotion. In connection with our announced restructuring, we expect sales and marketing expense to decrease in future periods.

General and Administrative Expense

For the three months ended June 30, 2002, we incurred general and administrative expense of approximately $8.2 million, which represents an increase of $1.8 million over general and administrative expense of approximately $6.4 million for the three months ended June 30, 2001. The increase was primarily the result of higher facility expenses, increased professional fees and depreciation. In connection with our announced restructuring, we expect general and administrative expense to decrease in future periods.

Amortization of Intangible Assets and Goodwill

For the three months ended June 30, 2002, we incurred amortization expense of approximately $5.2 million, which represents a decrease of $3.8 million from amortization expense of approximately $7.9 million for the three months ended June 30, 2001. These amounts include approximately $2.7 million and $4.1 million of amortization of identifiable intangible assets relating to our acquisition of Astarte Fiber Networks, Inc. and an intellectual property license from AT&T Corp. in 2000, both of which are amortized over an estimated useful life of 5 years. Amortization of goodwill related solely to our acquisition of Astarte in 2000 totaled $0 for the three months ended June 30, 2002, compared to approximately $3.8 million for the three months ended June 30, 2001. The decrease in amortization expense occurred primarily because, effective January 1, 2002, we ceased recording additional amortization expense for goodwill related to Astarte in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

Stock-Based Compensation Expense

For the three months ended June 30, 2002, we recorded stock-based compensation expense of approximately $14.0 million, which represents a decrease of $6.6 million from stock-based compensation expense of approximately $20.6 million for the three months ended June 30, 2001. The decrease occurred primarily because stock-based compensation expense in the three months ended June 30, 2001 included charges related to the issuance and accelerated vesting of options, and there was no corresponding expense in the three months ended June 30, 2002.

Impairment of Goodwill

During the three months ended June 30, 2002, we experienced a decline in capital spending by our customers, reduced our expectations for future growth in revenue and cash flows and our stock price continued to decline significantly. Due to these significant changes, which indicated that goodwill and other assets of the reporting unit might be impaired, we, with the assistance from an independent valuation expert, performed an evaluation of goodwill and other identifiable long-lived assets.

We compared the fair value of our reporting unit to the carrying value of the reporting unit, including goodwill, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, and determined that the carrying value, including goodwill, exceeded the fair value of our reporting unit. As a result of this evaluation we took a charge of approximately $58.4 million for the impairment of goodwill during the three months ended June 30, 2002, and there was no corresponding expense in the three months ended June 30, 2001. For further details of this charge, see Note 2 of the Notes to Condensed Consolidated Financial Statements (Unaudited) above.

Restructuring and Impairment of Long-Lived Assets

Continued deteriorating conditions in the telecommunications industry have contributed to our inability to secure additional customers and caused purchases by current customers to decline. On June 24, 2002, in response to these conditions, we announced a business restructuring plan designed to decrease our operating expenses. We recorded a restructuring charge of approximately $12.8 million associated with a workforce reduction and the consolidation of excess facilities, resulting in non-cancelable lease costs and write down of certain leasehold improvements.

As of June 30, 2002, approximately 200 employees have been notified of the termination of their employment with us. Charges for the workforce reduction of approximately $6.3 million consisted of primarily severance and extended benefits. The remaining balance of approximately $4.5 million will be paid during second half of 2002.

During the three months ended June 30, 2002, we recorded a charge of approximately $6.5 million related to the consolidation of facilities and a net charge of approximately $2.3 million related to the write down of leasehold improvements. The remaining facilities balance of approximately $4.3 million as of June 30, 2002 is related to the net lease expense of non-cancelable leases, which will be paid over the respective lease terms through the year 2007. We do not believe that the restructuring program will have a material impact on revenues. We expect that the actions described above will result in an estimated annual reduction in employee-related expense and cash flows of approximately $15-20 million.

We performed an impairment review of our deferred warrant costs during the three months ended June 30, 2002. We previously granted warrants to two customers in conjunction with the execution of customer supply agreements. The fair value of these warrants was capitalized on the measurement date as deferred warrant costs, which were amortized as a pro-rata reduction of revenue as the customers purchased products under the supply agreements. Based on the recent sharp decline in customer spending and the situation in the telecommunications industry in general, we believe that our customers with warrants will purchase less equipment than originally forecasted. As a result, we recorded an impairment charge to deferred warrant cost of approximately $28.8 million. The charge was measured based upon the proportion of the forecasted purchases under the supply agreement expected to not be fulfilled compared to the capitalized cost. In the consolidated statement of operations, the impairment charge is classified as a reduction to revenue under “Non-cash charges related to equity issuances” in accordance with EITF Issue, No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products.”

We also assessed the carrying value of intellectual property acquired from AT&T Corp. on September 1, 2000 and from Astarte Fiber Networks, Inc. on October 10, 2000. Because the estimated undiscounted cash flows relating to these identifiable long-lived assets was less than their carrying value, an impairment charge of approximately $51.7 million was recorded in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The charge is included in “Restructuring and impairment of long-lived assets” within operating expenses in the statement of operations.

Interest Income, Net

For the three months ended June 30, 2002, we recorded interest income, net of interest expense, of approximately $1.1 million, which represents a decrease of $1.0 million from interest income, net of interest expense, of approximately $2.1 million for the three months ended June 30, 2001. Net interest income consists of interest earned on our cash and cash equivalent balances, offset by interest expense related to outstanding borrowings. The decrease in our interest income for this period is primarily attributable to lower interest rates for the three months ended June 30, 2002 as compared to the same period in 2001.

Income Taxes

We recorded no income tax provision or benefit for the three months ended June 30, 2002 and 2001, due to our operating loss position and the uncertainty of our ability to realize our deferred income tax assets, including our net operating loss carry forwards.

Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

Revenue

For the six months ended June 30, 2002, we recognized revenue before non-cash charges related to equity issuances of approximately $57.1 million, which represents an increase of $11.1 million over revenue before non-cash charges related to equity issuances of approximately $46.0 million for the six months ended June 30, 2001. The increase is primarily due to increased sales to our existing customers in the first three months of 2002. Non-cash charges related to warrant issuances to customers totaled approximately $36.2 million for the six months ended June 30, 2002, compared to approximately $11.7 million for the same period in 2001. The increase in non-cash charges is primarily due to an impairment charge of approximately $28.8 million for deferred warrant cost recorded as a non-cash charge during the six months ended June 30, 2002 as a result of our assessment that our customers with warrants will purchase less equipment than originally forecasted. For the six months ended June 30, 2002, we recognized revenue, net of non-cash charges related to equity issues, of approximately $21.0 million, which represents a decrease of $13.4 million from revenue, net of non-cash charges related to equity issues, of approximately $34.4 million for the six months ended June 30, 2001. We expect to generate revenues from a limited number of customers for the foreseeable future.

Cost of Revenue

For the six months ended June 30, 2002, our cost of revenue totaled approximately $57.1 million, which represents an increase of $26.1 million over cost of revenue of approximately $31.0 million for the six months ended June 30, 2001. The increase was primarily due to impairment charges for excess and obsolete inventory of approximately $16.8 million, increased material cost of approximately $6.6 million and increased personnel cost of approximately $2.3 related to the corresponding increase in revenue during the six months ended June 30, 2002. Cost of revenue includes amortization of stock-based compensation of approximately $2.9 million for the six months ended June 30, 2002 and approximately $3.0 million for the six months ended June 30, 2001. Gross (loss) profit was approximately ($36.1) million and approximately $3.4 million for the six months ended June 30, 2002 and 2001, respectively. The $39.5 million decrease in gross profit was primarily related to impairment charges as a result of a significant decline in capital spending by our customers and a decline in forecasted revenues of existing products during the second quarter of 2002. Our current ability to make reliable forecasts for cost of revenue and gross margins for 2002 is limited.

Research and Development Expense

For the six months ended June 30, 2002, we incurred research and development expense of approximately $27.8 million, which represents a decrease of $4.1 million from research and development expense of approximately $31.9 million for the six months ended June 30, 2001. The decrease is attributed primarily to prototype expense and research and development personnel expense, which decreased in total by approximately $4.4 million, and was partly offset by an increase in depreciation expense. In connection with our announced restructuring, we expect research and development expense to decrease in future periods.

Sales and Marketing Expense

For the six months ended June 30, 2002, we incurred sales and marketing expense of approximately $11.7 million, which represents a decrease of $4.4 million from sales and marketing expense of approximately $16.1 million for the six months ended June 30, 2001. The decrease resulted primarily from lower sales and marketing personnel expense and reduced expenses for advertising and promotion. In connection with our announced restructuring, we expect sales and marketing expense to decrease in future periods.

General and Administrative Expense

For the six months ended June 30, 2002, we incurred general and administrative expense of approximately $15.9 million, which represents an increase of $3.6 million over general and administrative expense of approximately $12.3 million for the six months ended June 30, 2001. The increase was primarily the result of higher facility expenses, increased professional fees and depreciation. In connection with our announced restructuring, we expect general and administrative expense to decrease in future periods.

Amortization of Intangible Assets and Goodwill

For the six months ended June 30, 2002, we incurred amortization expense of approximately $6.8 million, which represents a decrease of $9.0 million from amortization expense of approximately $15.8 million for the six months ended June 30, 2001. These amounts include approximately $6.8 million and $8.2 million of amortization of identifiable intangible assets relating to our acquisition of Astarte and an intellectual property license from AT&T in 2000, both of which are amortized over an estimated useful life of 5 years. Amortization of goodwill related solely to our acquisition of Astarte in 2000 totaled $0 for the six months ended June 30, 2002, compared to approximately $7.6 million for the six months ended June 30, 2001. The decrease in amortization expense occurred because, effective January 1, 2002, we ceased recording additional amortization expense for goodwill related to Astarte in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” We expect amortization expense for intangible assets to be approximately $3.0 million for the year 2002, based on the identifiable intangible assets we carried on our balance sheet at June 30, 2001.

Stock-Based Compensation Expense

For the six months ended June 30, 2002, we recorded stock-based compensation expense of approximately $27.4 million, which represents a decrease of $9.1 million from stock-based compensation expense of approximately $36.5 million for the six months ended June 30, 2001. The decrease occurred primarily because stock-based compensation expense in the six months ended June 30, 2001 included charges related to the issuance and accelerated vesting of options, and there was no corresponding expense in the six months ended June 30, 2002.

Interest Income, Net

For the six months ended June 30, 2002, we recorded interest income, net of interest expense, of approximately $2.0 million, which represents a decrease of $2.8 million from interest income, net of interest expense, of approximately $4.8 million for the six months ended June 30, 2001. Net interest income consists of interest earned on our cash and cash equivalent balances, offset by interest expense related to outstanding borrowings. The decrease in our interest income for this period is primarily attributable to lower interest rates for the six months ended June 30, 2002 as compared to the same period in 2001.

Income Taxes

We recorded no income tax provision or benefit for the six months ended June 30, 2002 and 2001, due to our operating loss position and the uncertainty of our ability to realize our deferred income tax assets, including our net operating loss carry forwards.

Liquidity and Capital Resources

We finance our operations primarily through available cash and cash flows from operations. As of June 30, 2002, our cash and cash equivalents totaled approximately $206.1 million and our working capital totaled approximately $187.7 million.

Cash used in operating activities for the six months ended June 30, 2002 and 2001 was approximately $1.8 million and approximately $50.2 million, respectively. The decrease in net cash used in operating activities during the first six months of 2002 reflects primarily net losses of $242.3 million, which were only partly offset by non-cash charges of approximately $211.0 million and further offset by a decrease in receivables and a decrease of inventory. Net cash used in operating activities for the same period in 2001 was primarily attributable to net losses and an increase of inventory.

Cash used in investing activities for the six months ended June 30, 2002 and 2001 was approximately $5.1 million and approximately $47.2 million, respectively. The decrease in net cash used for investing activities reflects primarily the result of decreased capital requirements in the first six months of 2002, whereas the same period in 2001 included purchases of property and equipment related to the buildout of our new facilities.

Cash (used in) or provided by financing activities for the six months ended June 30, 2002 and 2001 was approximately ($5.6) million and approximately $139.8 million, respectively. Cash used in financing activities during the six months ended June 30, 2002 was primarily attributable to the repurchase of a warrant to purchase approximately 4.2 million shares of our common stock from a customer for the purchase price of $5.5 million, in order to reduce the number of potentially dilutive shares outstanding. Cash provided by financing activities during the six months ended June 30, 2001 primarily included net proceeds from our initial public offering on May 17, 2001.

In November 1999, we entered into a lease line of credit with Comdisco, Inc. that allows us to finance up to $4.0 million of equipment purchases. The line bears an interest rate of 7.5% and expires in November 2002. As of December 31, 2001 and June 30, 2002, we had not drawn any amount under this agreement.

During the year ended December 31, 2000, we entered into a $10.0 million line of credit with Commerce Bank. The line of credit bears interest at 3.45% and expires on June 30, 2003. On each of December 31, 2001 and June 30, 2002, approximately $8.0 million was outstanding under this line of credit.

We have not entered into any agreements for derivative financial instruments, have no obligations to provide vendor financing to our customers and have no obligations other than recorded on our balance sheet, except for our operating lease agreements described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002.

We expect to use our available cash, our line of credit facilities and cash anticipated to be available from future operations to fund operating losses and for working capital and other general corporate purposes and believe that these sources will be sufficient for the next 12 months. We may also use a portion of our available cash to acquire or invest in businesses, technologies or products that are complementary to our business. We have not determined the amounts we plan to spend on any of the uses described above or the timing of these expenditures.

Our cash flows may be affected by our ability to manufacture and sell our products. We currently have a limited number of customers that provide substantially all of our revenues, and the loss of any of these customers would decrease our cash flows. Changes in the timing and extent of the sale of our products will also affect our cash flows. In addition, our expenses have exceeded, and in the foreseeable future are expected to exceed, our revenue. Our future liquidity and capital requirements will depend upon numerous factors, including expansion of operations, product development and sales and marketing. Also, we may need additional capital to fund cash acquisitions of complementary businesses and technologies, although we currently have no commitments or agreements for any cash acquisitions. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Any additional equity financing may be dilutive to our stockholders and debt financing, if available, may involve restrictive covenants with respect to dividends, raising capital and other financial and operational matters that could restrict our operations.

Recent Developments

Stock Option Exchange Offer and Management Repurchase Program

On August 1, 2002, we commenced an offer to exchange outstanding employee stock options having an exercise price of $2.14 or more per share in return for a combination of share awards for shares of common stock and new stock options to purchase shares of common stock to be granted by us (the “Exchange Offer”). Our directors, executive officers and vice presidents were not eligible to participate in the Exchange Offer. Subject to the terms and conditions of the Exchange Offer, in exchange for eligible options, an option holder who tenders eligible options that are accepted by us will receive a share award for shares of common stock equal to one tenth (1/10) of the total number of shares subject to the options tendered by the option holder, and for new options to be granted for a number of shares of common stock equal to nine tenths (9/10) of the total number of shares subject to the options tendered by the option holder. Employees who accept the Exchange Offer with respect to any of their eligible options are required to exchange any option granted to them on or after February 1, 2002. Upon completion of the Exchange Offer, we expect to issue share awards promptly upon acceptance and cancellation of the eligible options and to grant new options in March 2003, on a date that is at least six months and one day from the expiration date of the offer. The share awards will be 100% vested upon issuance. The new options will vest from the original grant date of the eligible options in accordance with the original vesting schedule of the original option grant. The new options will be granted with an exercise price equal to the fair market value of our common stock on the date of the grant.

On various dates between April and August 2000, 12 employees, consisting of executive officers, vice presidents and other employees borrowed funds from us to exercise stock options with an exercise price of approximately $2.14 per share under the terms of individual promissory notes to us. The loans provide that the interest rate shall float on a quarterly basis and shall equal the Internal Revenue Service established short-term Applicable Federal Rate for a quarterly compounding period effective for the first month in such quarterly period, provided that the rate shall not be less than 2.5% per annum nor exceed 7.5% per annum. Upon exercise of these stock options, each employee received shares of restricted stock, subject to vesting schedules and other restrictions contained in a restricted stock agreement between us and each employee. The employees pledged their shares of restricted stock to us as collateral for the loans. As of July 25, 2002, the employees as a group beneficially owned approximately 13,645,044 vested and unvested shares of restricted stock. On July 25, 2002, the aggregate outstanding balance due on all of the loans was $32,966,369, consisting of principal plus accrued interest due by the following:

Name	Loan Amount
Harry J. Carr	$15,994,686
William J. Proetta	0
Michael J. Losch	2,165,093
Krishna Bala	2,902,869
Vice Presidents and Other Management Employees as a Group	11,903,721

Total	$32,966,369

In May 2002, the price of our stock dropped substantially below $2.14 per share, leaving insufficient collateral to repay the loans, and thereby jeopardizing the personal financial solvency of our executive officers, vice presidents and other employees. Recognizing that these loans were diverting the employees’ attention from our business and that these employees needed a positive incentive program that promoted retention, motivation and performance, our board of directors decided to make changes to our management incentive program, including changes relating to the loans.

As part of these changes, the employees will be permitted to deliver shares of restricted stock (either vested or unvested) to be applied against the loans. The reduction in the loans will be calculated as follows:

•
the fair market value of our common stock on June 19, 2002 (when our board of directors acted on this portion of the management incentive program) of $1.04 per share for all vested shares of restricted stock, and

•	the price that each executive officer, vice president and other employee originally paid for each unvested share of restricted stock, which is generally $2.14 per share, plus accrued interest.

We also amended the terms of our loans. The amended loans were subordinated to each employee’s current and future mortgage, home equity loan or home improvement loan, consumer credit, credit and charge cards and any other similar forms of debt. The due date of each employee loan was extended so that the principal and interest due under the loans are payable in five annual installments of 10%, 15%, 20%, 25% and 30% beginning on the first anniversary of the original loan due date.

In addition, as part of these changes, our board of directors approved a bonus plan under which, upon a change in control, we will pay each employee who has loans and participates in the repurchase program, a cash bonus consisting of the following:

•	an amount sufficient to fully pay off the remaining balance outstanding on the relevant employee’s promissory note, and

•
an amount sufficient so that after payment by the relevant employee of all federal, state and local income and excise taxes imposed on the bonus amount, the employee retains an amount equal to the federal, state and local income and excise taxes imposed upon the bonus amount.

In connection with these changes to the program, we received valuable consideration and other benefits, including but not limited to, the execution of non-competition agreements by each participating employee.

After the adoption of the above program, the board of directors became aware of issues that arose regarding the implementation of the program. The board is currently reviewing these issues and their implications for the company and its management. The resolution of these issues may have a material adverse effect on the company.

In connection with the stock option exchange offer, assuming all eligible options are accepted and based on a closing share price of $0.52 as of August 12, 2002, and also in connection with the management repurchase program, we expect to record a non-cash compensation expense of up to approximately $105 million in the third quarter of 2002, of which approximately $75 million was recorded as deferred compensation expense prior to our initial public offering.

Legal Proceedings

In late July 2002, Corning Incorporated filed a Demand for Arbitration arising out of a dispute in connection with our October 2000 merger with Astarte Fiber Networks, Inc. Corning alleges that Astarte, and Tellium as successor-in-interest to Astarte, fraudulently induced Corning to enter into a contract, breached that contract and breached warranties presented in that contract. Corning seeks an award of $38 million, plus expenses and interest. We intend to defend vigorously the claims made in any legal proceedings that may result, and pursue any possible counter claims against Corning, Astarte, and other parties associated with the claims. It is too early in the dispute process to determine the impact, if any, that such dispute will have upon our business, financial condition or results of operations.

Recent Financial Accounting Pronouncements

In August 2001, FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations and cost associated with the retirement of tangible long-lived assets. We are required to implement SFAS No. 143 for fiscal years beginning after June 15, 2002 and have not yet determined the impact that this statement will have on our results of operations or financial position.

In April 2002, FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt” and an amendment of that Statement, and SFAS No. 64, “Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements.” SFAS No. 145 also rescinds SFAS No. 44, “Accounting of Intangible Assets of Motor Carriers.” SFAS No. 145 amends SFAS No. 13, “Accounting for Leases” to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provision of SFAS No. 145 related to extinguishment of debt becomes effective for financial statements issued for fiscal years beginning after May 15, 2002. We are currently evaluating the impact that the adoption of this statement will have on its results of operations and financial position.

In June 2002, FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information included in this Form 10-Q are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements express our intentions, strategies or predictions for the future. Actual results may differ from our predictions. We consider all statements regarding anticipated or future matters, including without limitation the following, to be forward-looking statements:

•	our expected future revenue, liquidity, cash flows, expenses and level of net losses;

•	our planned decreases in research and development, sales and marketing and general and administrative expenses; and

•	any statements using forward-looking words, such as “anticipate”, “believe”, “could”, “estimate”, “intend”, “may”,”should”, “will”, “would”, “projects”, “expects”, “plans” or other similar words.

These forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from the results expressed or implied by the forward-looking statements. The forward-looking statements in this Form 10-Q are only made as of the date of this report, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Shareholders, potential investors and other readers are urged to consider carefully the following factors, among others, in evaluating the forward-looking statements:

RISK FACTORS

Risks Related to Our Business and Financial Results

We have incurred significant losses to date and expect to continue to incur losses in the future, which may cause our stock price to decline.

We have incurred significant losses to date and expect to continue to incur losses in the future. We had net losses of approximately $211.0 million for the year ended December 31, 2001 and approximately $242.3 million for the six months ended June 30, 2002. As of June 30, 2002, we had an accumulated deficit of approximately $609.4 million. We have significant fixed expenses and expect to continue to incur significant manufacturing, research and development, sales and marketing, administrative and other expenses in connection with the ongoing development of our business. In order to become profitable, we will need to generate and sustain higher revenue. If we do not generate sufficient revenue to achieve or sustain profitability, our stock price will likely decline.

Our limited operating history makes forecasting our future revenues and operating results difficult, which may impair our ability to manage our business and your ability to assess our prospects.

We began our business operations in May 1997 and shipped our first optical switch in January 1999. We have limited meaningful historical financial and operational data upon which we can base projected revenues and planned operating expenses and upon which you may evaluate us and our prospects. As a young company in the new and rapidly evolving optical switching industry, we face risks relating to our ability to implement our business plan, including our ability to continue to develop and upgrade our technology and our ability to maintain and develop customer and supplier relationships. You should consider our business and prospects in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in our industry.

We expect that substantially all of our revenues will be generated from a limited number of customers. Historically, this has included Dynegy Connect and Qwest. The termination or deterioration of our relationship with these customers, or with Cable & Wireless will have a significant negative impact on our revenue and cause us to continue to incur substantial operating losses.

For the year ended December 31, 2001 and the six months ended June 30, 2002, we have derived revenue from sales under our contract with Dynegy Connect and Qwest. We anticipate that a majority of our revenues for the foreseeable future will be derived from Dynegy Connect and Qwest.

Although Dynegy Connect has agreed to purchase its full requirements for optical switches from us until November 1, 2003, Dynegy Connect is not contractually obligated to purchase future products or services from us and may discontinue doing so at any time. Dynegy Connect is permitted to terminate the agreement for, among other things, a breach of our material obligations under the contract.

Under our agreement with Cable & Wireless, Cable & Wireless has made a commitment to purchase a minimum of $350 million of our optical switches by August 7, 2005. Our agreement with Cable & Wireless gives Cable & Wireless the right to reduce its minimum purchase commitment from $350 million to $200 million if we do not maintain a technological edge so that there exists in the marketplace superior technology that we have not matched. This agreement also permits Cable & Wireless to terminate the agreement upon breach of a variety of our obligations under the contract. As of June 30, 2002, Cable & Wireless has not yet made any purchases under this agreement.

Under our agreement with Qwest, Qwest has agreed to purchase approximately $400 million (including prior purchases) of our optical switches over the term of the contract, subject to reaching agreement on price and technical specifications, and on the schedule of development, production and deployment of our Aurora Full-Spectrum switches. Under our agreement, we have also agreed to give Qwest additional flexibility to extend or terminate the remainder of the commitment in a variety of circumstances.

In June 2002, we announced a business restructuring that included a significant reduction in our efforts to develop the Aurora Optical Switch. This may negatively impact our ability to secure additional revenue from our customers.

If any of these customers elects to terminate its contract with us or if a customer fails to purchase our products for any reason, we would lose significant revenue and incur substantial operating losses, which would seriously harm our ability to build a successful business.

If we do not attract new customers, our revenue may not increase and may decrease.

We are currently very dependent on Dynegy Connect and Qwest. We must expand our customer base in order to succeed. If we are not able to attract new customers who are willing to make significant commitments to purchase our products and services for any reason, including if there is a downturn in their businesses, our business will not grow and our revenue will not increase. Our customer base and revenue will not grow if:

•	customers are unwilling or slow to utilize our products;

•	we experience delays or difficulties in completing the development and introduction of our planned products or product enhancements;

•	our competitors introduce new products that are superior to our products;

•	our products do not perform as expected;

•	we do not meet our customers’ delivery requirements; or

•	our carrier customers continue to cut their capital budgets, and do not invest in next-generation optical networking products.

In the past, we issued warrants to some customers. We may not be able to attract new customers and expand our sales with our existing customers if we do not provide warrants or other incentives.

If our line of optical switches or their future enhancements are not successfully developed, they will not be accepted by our customers and our target market, and our future revenue will not grow.

We began to focus on the marketing and the selling of optical switches in the second quarter of 1999. Our future revenue growth depends on the commercial success and adoption of our optical switches.

We are developing new products and enhancements to existing products. We may not be able to develop new products or product enhancements in a timely manner, or at all. For example, our Aurora Full Spectrum switch depends on advancements in optical components, including micro electromechanical systems, which have not yet been proven for telecommunications products. Any failure to develop new products or product enhancements will substantially decrease market acceptance and sales of our present and future products. Any failure to develop new products or product enhancements could also delay purchases by our customers under their contracts, or, in some cases, could cause us to be in breach under our contracts with our customers. Even if we are able to develop and commercially introduce new products and enhancements, these new products or enhancements may not achieve widespread market acceptance and may not be satisfactory to our customers. Any failure of our future products to achieve market acceptance or be satisfactory to our customers could slow or eliminate our revenue growth.

Due to the long and variable sales cycles for our products, our revenues and operating results may vary significantly from quarter to quarter. As a result, our quarterly results may be below the expectations of market analysts and investors, causing the price of our common stock to decline.

Our sales cycle is lengthy because a customer’s decision to purchase our products involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. We may incur substantial expenses and devote senior management attention to potential relationships that may never materialize, in which event our investments will largely be lost and we may miss other opportunities. In addition, after we enter into a contract with a customer, the timing of purchases and deployment of our products may vary widely and will depend on a number of factors, many of which are beyond our control, including:

•	specific network deployment plans of the customer;

•	installation skills of the customer;

•	size of the network deployment;

•	complexity of the customer’s network;

•	degree of hardware and software changes required; and

•	new product availability.

For example, customers with significant or complex networks usually expand their networks in large increments on a periodic basis. Accordingly, we may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis. The long sales cycles, as well as the placement of large orders with short lead times on an irregular and unpredictable basis, may cause our revenues and operating results to vary significantly and unexpectedly from quarter to quarter. As a result, it is likely that in some future quarters our operating results may be below the expectations of market analysts and investors, which could cause the trading price of our common stock to decline.

We expect the average selling prices of our products to decline, which may reduce revenues and gross margins.

Our industry has experienced a rapid erosion of average product selling prices. Consistent with this general trend, we anticipate that the average selling prices of our products will decline in response to a number of factors, including:

•	competitive pressures;

•	increased sales discounts; and

•	new product introductions by our competitors.

If we are unable to achieve sufficient cost reductions and increases in sales volumes, this decline in average selling prices of our products will reduce our revenues and gross margins.

We will be required to record significant non-cash charges as a result of warrants, options and other equity issuances. These non-cash charges will adversely affect our future operating results and investors may consider this impact material, in which case the price of our common stock could decline.

We have recorded deferred compensation expense and have begun to amortize non-cash charges to earnings as a result of options and other equity awards granted to employees and non-employee directors at prices deemed to be below fair market value on the dates of grant. Our future operating results will reflect the continued amortization of those charges over the vesting period of these options and awards. At June 30, 2002, we had recorded deferred compensation expense of approximately $90.9 million, which will be amortized to compensation expense through 2005.

A warrant held by affiliates of Dynegy Connect allows them to purchase 313,560 shares of our common stock at $3.05 per share. The warrant becomes exercisable based on a schedule of milestones. If the milestones are not reached by March 31, 2005, the remaining unexercised shares subject to the warrant will become exercisable. In connection with the warrant, we record and will continue to record deferred warrant expenses as a reduction of revenue when we realize revenue from this contract. Under the terms of the contract with Dynegy Connect, to the extent Dynegy Connect elects to purchase core optical switches, it is required to purchase its full requirements for them from us until November 1, 2003. However, Dynegy Connect is not contractually obligated to purchase future products or services from us and may discontinue doing so at any time. During the three months ended June 30, 2002, we performed an evaluation of the carrying value of deferred warrant cost. Based on the recent sharp decline in customer spending and the situation in the telecommunications industry in general, we believe that Dynegy will purchase less equipment than originally forecasted. As a result, we recorded an impairment charge to deferred warrant cost related to the proportion of the forecasted purchases expected to not be met under the customer supply agreements.

As part of our agreement with Qwest, we issued three warrants to a wholly-owned subsidiary of Qwest to purchase 2,375,000 shares of our common stock at an exercise price of $14.00 per share. The 2,375,000 shares subject to the warrants were vested when we issued the warrants. One of the warrants is exercisable as to 1,000,000 shares. On December 20, 2001, in connection with the Qwest contract amendment, we cancelled warrants for 1,375,000 shares of common stock and recorded approximately $19.2 million as an offset to gross revenue. The fair market value of the remaining issued warrant, approximately $17.3 million, will be recorded as a reduction of revenue as we realize revenue from the Qwest procurement contract. During the three months ended June 30, 2002, we performed an evaluation of the carrying value of deferred warrant cost. Based on the recent sharp decline in customer spending and the situation in the telecommunications industry in general, we believe that Qwest will purchase less equipment than originally forecasted. As a result, we recorded an impairment charge to deferred warrant cost related to the proportion of the forecasted purchases expected to not be met under the customer supply agreements.

We have incurred significant additional non-cash charges as a result of our acquisition of Astarte and our acquisition of an intellectual property license from AT&T. The goodwill and intangible assets associated with the Astarte acquisition were initially approximately $113.3 million. The identifiable intangible assets associated with the acquisition of the AT&T license were initially approximately $45.0 million. Amortization of goodwill ceased on January 1, 2002 upon adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” and goodwill is now subject to periodic impairment reviews in accordance with SFAS No. 142. During the second quarter of 2002, we experienced a sharp decrease in spending for our products and services and at the same time a significant decline of our stock price. Due to these circumstances, which indicated that goodwill and other assets of the reporting unit might be impaired, we, with the assistance from independent valuation experts, performed an evaluation of goodwill and identifiable long-lived assets. The evaluation resulted in impairment charges for goodwill and identifiable intangible assets of approximately $58.4 million and approximately $51.7 million, respectively. As of June 30, 2002, the remaining balances recorded in our balance sheet are $0 for goodwill and $1.7 million for identifiable intangible assets.

In connection with the stock option exchange offer, assuming all eligible options are accepted and based on a closing share price of $0.52 as of August 12, 2002, and also in connection with the management repurchase program, we expect to record a non-cash compensation expense of up to approximately $105 million in the third quarter of 2002, of which approximately $75 million was recorded as deferred compensation expense prior to our initial public offering.

All of the non-cash charges referred to above will negatively impact future operating results. It is possible that some investors might consider the impact on operating results to be material, which could result in a decline in the price of our common stock.

Economic recession or downturns could harm our operating results.

Our customers may be susceptible to economic slowdowns or recessions and could lead to a decrease in revenue. The terrorist attacks of September 11, 2001 on New York City and Washington, D.C., and the continuing acts and threats of terrorism are having an adverse effect on the U.S. economy and could possibly induce or accelerate the advent of a more severe economic recession. Our government’s political, social, military and economic policies and policy changes as a result of these circumstances could have consequences that we cannot predict, including causing further weakness in the economy. As a result of these events our customers and potential customers have reduced or slowed the rate of their capital expenditures. The long-term impact of these events on our business is uncertain, including on the industry section in which we focus and our customers and prospective customers. Additionally, the amount of debt being held by our carrier customers, and the continued cuts to capital spending, put our customers’ and potential customers’ businesses in jeopardy. Our operating results and financial condition consequently could be materially and adversely affected in ways we cannot foresee.

We face possible delisting from the Nasdaq National Market, which would result in a limited public market for our common stock and make obtaining future equity financing more difficult for us.

On August 7, 2002, we received notification from the Nasdaq Stock Market, Inc. that our stock had traded below the $1.00 minimum per share price required for continued listing on The Nasdaq National Market for more than 30 consecutive trading days. We have until November 5, 2002 to regain compliance by maintaining a minimum closing bid price of $1.00 for 10 consecutive trading days. Nasdaq may delist our shares from The Nasdaq National Market if we fail to meet this requirement. There can be no assurances that we will satisfy the standards to regain compliance. If we do not meet those standards, our common stock may not be eligible for trading on The Nasdaq National Market.

The delisting of our common stock from The Nasdaq National Market may have a material adverse effect on us by, among other things, reducing:

•	the liquidity of our common stock;

•	the market price of our common stock;

•	the number of institutional and other investors that will consider investing in our common stock;

•	the number of market makers in our common stock;

•	the availability of information concerning the trading prices and volume of our common stock;

•	the number of broker-dealers willing to execute trades in shares of our common stock; and

•	our ability to obtain equity financing for the continuation of our operations.

We have experienced and expect to continue to experience volatility in our stock price which makes an investment in our stock more risky and litigation more likely.

The market price of our common stock has fluctuated significantly in the past and may fluctuate significantly in the future in response to a number of factors, some of which are beyond our control, including:

•	changes in financial estimates by securities analysts;

•	changes in market valuations of communications and Internet infrastructure-related companies;

•	announcements, by us or our competitors, of new products or of significant acquisitions, strategic partnerships or joint ventures;

•	volume fluctuations, which are particularly common among highly volatile securities of Internet-related companies; and

•	volatility of stock markets, particularly the Nasdaq National Market on which our common stock is listed.

Following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. We are currently not named in securities class action lawsuits. Any future litigation, if instituted, could result in substantial costs and a diversion of management’s attention.

Insiders have substantial control over us and could limit your ability to influence the outcome of key transactions, including changes of control.

Our directors, executive officers and principal stockholders and entities affiliated with them own approximately 37% of the outstanding shares of our common stock. As a result, these stockholders, if acting together, may influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders or their affiliates may acquire additional equity in the future. The concentration of ownership may also have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Risks Related to Our Products

Our products may have errors or defects that we find only after full deployment, or problems may arise from the use of our products in conjunction with other vendors’ products, which could, among other things, make us lose customers and revenues.

Our products are complex and are designed to be deployed in large and complex networks. Our products can only be fully tested when completely deployed in these networks with high amounts of traffic. Networking products frequently contain undetected software or hardware errors when first introduced or as new versions are released. Our customers may discover errors or defects in our software or hardware, or our products may not operate as expected after they have used them extensively in their networks. In addition, service providers typically use our products in conjunction with products from other vendors. As a result, if problems occur, it may be difficult to identify the source of the problem.

If we are unable to fix any defects or errors or other problems arise, we could:

•	lose revenues;

•	lose existing customers;

•	fail to attract new customers and achieve market acceptance;

•	divert development resources;

•	increase service and repair, warranty and insurance costs; and

•	be subjected to legal actions for damages by our customers.

If our products do not operate within our customers’ networks, installations will be delayed or cancelled, reducing our revenues, or we may have to modify some of our product designs. Product modifications could increase our expenses and reduce the margins on our products.

Our customers require that our products be designed to operate within their existing networks, each of which may have different specifications. Our customers’ networks contain multiple generations of products that have been added over time as these networks have grown and evolved. If our products do not operate within our customers’ networks, installations could be delayed and orders for our products could be cancelled, causing our revenues to decline. The requirement that we modify product designs in order to achieve a sale may result in a longer sales cycle, increased research and development expense and reduced margins on our products.

If our products do not meet industry standards that may emerge, or if some industry standards are not ultimately adopted, we will not gain market acceptance and our revenues will not grow.

Our success depends, in part, on both the adoption of industry standards for new technologies in our market and our products’ compliance with industry standards. To date, no industry standards have been adopted related to some functions of our products. The absence of industry standards may prevent market acceptance of our products if potential customers delay purchases of new equipment until standards are adopted. In addition, in developing our products, we have made, and will continue to make, assumptions about the industry standards that may be adopted by our competitors and existing and potential customers. If the standards adopted are different from those, which we have chosen to support, customers may not choose our products, and our sales and related revenues will be significantly reduced.

If we do not establish and increase our market share in the intensively competitive optical networking market, we will experience, among other things, reduced revenues and gross margins.

If we do not compete successfully in the intensely competitive market for public telecommunications network equipment, we may lose any advantage that we might have by being the first to market with an optical switch prior to achieving significant market penetration. In addition to losing any competitive advantage, we may also:

•	not be able to obtain or retain customers;

•	experience price reductions for our products;

•	experience order cancellations;

•	experience increased expenses; and

•	experience reduced gross margins.

Many of our competitors, in comparison to us, have:

•	longer operating histories;

•	greater name recognition;

•	larger customer bases; and

•	significantly greater financial, technical, sales, marketing, manufacturing and other resources.

These competitors may be able to reduce our market share by adopting more aggressive pricing policies than we can or by developing products that gain wider market acceptance than our products.

Risks Related to the Expansion of Our Business

If the optical switching market does not develop as we expect, our operating results will be negatively affected and our stock price could decline.

The market for optical switching is new and unpredictable. Optical switching may not be widely adopted as a method by which service providers address their data capacity requirements. In addition, most service providers have made substantial investments in their current network and are typically reluctant to adopt new and unproven technologies. They may elect to remain with their current network design or to adopt a new design, like ours, in limited stages or over extended periods of time. A decision by a customer to purchase our product involves a significant capital investment. We will need to convince service providers of the benefits of our products for future network upgrades, and if we are unable to do so, a viable market for our products may not develop or be sustainable. If the market for optical switching does not develop, or develops more slowly than we expect, our operating results will be below our expectations and the price of our stock could decline.

If we are not successful in rapidly developing new and enhanced products that respond to customer requirements and technological changes, customers will not buy our products and we could lose revenue.

The market for optical switching is characterized by rapidly changing technologies, frequent new product introductions and evolving customer and industry standards. We may be unable to anticipate or respond quickly or effectively to rapid technological changes. Also, we may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development and introduction of new products and enhancements. In addition, if our competitors introduce products based on new or alternative technologies, our existing and future products could become obsolete and our sales could decrease.

Our customers require some product features and capabilities that our current products do not have. If we fail to develop or enhance our products or to offer services that satisfy evolving customer demands, we will not be able to satisfy our existing customers’ requirements or increase demand for our products. If this happens, we will lose customers and breach our existing contracts with our customers, our operating results will be negatively impacted and the price of our stock could decline.

If we do not expand our sales, marketing and distribution channels, we may be unable to increase market awareness and sales of our products, which may prevent us from increasing our sales and achieving and maintaining profitability.

Our products require a sophisticated sales and marketing effort targeted towards a limited number of key individuals within our current and prospective customers’ organizations. Our success will depend, in part, on our ability to develop and manage these relationships. We currently use our direct sales force and plan to develop a distribution channel outside of the United States, using both direct and indirect sales. Competition for these resources is intense because there is a limited number of people available with the necessary technical skills and understanding of the optical switching market. We believe that our success will depend on our ability to establish successful relationships with various distribution partners. If we are unable to expand our sales, marketing and distribution operations, we may not be able to effectively market and sell our products, which may prevent us from increasing our sales and achieving and maintaining profitability.

If we do not expand our customer service and support organization, we may be unable to increase our sales.

We currently have a small customer service and support organization and may need to increase our staff to support new and existing customers. Our products are complex and our customers need highly-trained customer service and support personnel to be available at all hours. We are likely to have difficulty hiring customer service and support personnel because of the limited number of people available with the necessary technical skills. If we are unable to expand our customer service and support organization and rapidly train these personnel, we may not be able to increase our sales, which could cause the price of our stock to decline.

If we are not able to hire and retain qualified personnel, or if we lose key personnel, we may be unable to compete or grow our business.

We believe our future success will also depend, in large part, on our ability to identify, attract and retain sufficient numbers of highly-skilled employees, particularly qualified sales and engineering personnel. We may not succeed in identifying, attracting and retaining these personnel. Further, competitors and other entities may attempt to recruit our employees. If we are unable to hire and retain adequate staffing levels, we may not be able to increase sales of our products, which could cause the price of our stock to decline.

Our future success depends to a significant degree on the skills and efforts of Harry J. Carr, our Chief Executive Officer and Chairman of the Board, Krishna Bala, our Chief Technology Officer, and other key executive officers and members of our senior management. These employees have critical industry experience and relationships that we rely on to implement our business plan. We currently do not have “key person” life insurance policies covering any of our employees. If we lose the services of Mr. Carr, Dr. Bala or one or more of our other key executive officers and senior management members, we may not be able to grow our business as we expect, and our ability to compete could be harmed, causing our stock price to decline.

If we become subject to unfair hiring claims, we could incur substantial costs in defending ourselves.

We may become subject to claims from companies in our industry whose employees accept positions with us that we have engaged in unfair hiring practices or inappropriately taken or benefited from confidential or proprietary information. These claims may result in material litigation or judgments against us. We could incur substantial costs in defending ourselves or our employees against these claims, regardless of the merits of the claims. In addition, defending ourselves from these claims could divert the attention of our management away from our core business, which could cause our financial performance to suffer.

We do not have significant experience in international markets and may have unexpected costs and difficulties in developing international revenues.

We are expanding the marketing and sales of our products internationally. This expansion will require significant management attention and financial resources to successfully develop international sales and support channels. We will face risks and challenges that we do not have to address in our U.S. operations, including:

•	currency fluctuations and exchange control regulations;

•	changes in regulatory requirements in international markets;

•	expenses associated with developing and customizing our products for foreign countries;

•	reduced protection for intellectual property rights; and

•	compliance with international technical and regulatory standards that differ from domestic standards.

If we do not successfully overcome these risks and challenges, our international business will not achieve the revenue or profits that we expect.

We may not be able to obtain additional capital to fund our existing and future operations.

At June 30, 2002, we had approximately $206.1 million in cash and cash equivalents. We believe that our available cash, our line of credit facilities and cash anticipated to be available from future operations, will enable us to meet our working capital requirements for the next 12 months. The development and marketing of new products, however, and the expansion of our direct sales operation and associated customer support organization will require a significant commitment of resources. As a result, we may need to raise substantial additional capital. We may not be able to obtain additional capital at all, or upon acceptable terms. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of our planned product development and marketing and sales efforts. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of additional securities could result in dilution to our existing stockholders. If additional funds are raised through the issuance of debt securities, their terms could impose additional restrictions on our operations.

If we make acquisitions, our stockholders could be diluted and we could assume additional contingent liabilities. In addition, if we fail to successfully integrate or manage the acquisitions we make, our business would be disrupted and we could lose sales.

We may consider investments in complementary businesses, products or technologies. In the event of any future acquisitions, we could:

•	issue stock that would dilute our current stockholders’ percentage ownership;

•	incur debt that will give rise to interest charges and may impose material restrictions on the manner in which we operate our business;

•	assume liabilities;

•	incur amortization expenses related intangible assets; or

•	incur large and immediate write-offs.

We also face numerous risks, including the following, in operating and integrating any acquired business:

•	problems combining the acquired operations, technologies or products;

•	diversion of management’s time and attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees, particularly those of acquired companies.

We may not be able to successfully integrate businesses, products, technologies or personnel that we might acquire in the future. If we fail to do so, we could experience lost sales or disruptions to our business.

The communications industry is subject to government regulations. These regulations could negatively affect our growth and reduce our revenues.

Our products and our customers’ products are subject to Federal Communications Commission rules and regulations. Current and future Federal Communications Commission rules and regulations affecting communications services or our customers’ businesses or products could negatively affect our business. In addition, international regulatory standards could impair our ability to develop products for international service providers in the future. We may not obtain or maintain all of the regulatory approvals that may, in the future, be required to operate our business. Our inability to obtain these approvals, as well as any delays caused by our compliance and our customers’ compliance with regulatory requirements could result in postponements or cancellations of our product orders, which would significantly reduce our revenues.

Risks Related to Our Product Manufacturing

If we fail to predict our manufacturing and component requirements accurately, we could incur additional costs or experience manufacturing delays, which could harm our customer relationships.

We provide forecasts of our demand to our contract manufacturers and component vendors up to six months prior to scheduled delivery of products to our customers. In addition, lead times for materials and components that we order are long and depend on factors such as the procedures of, or contract terms with, a specific supplier and demand for each component at a given time. If we overestimate our requirements, we may have excess inventory, which could increase our costs and harm our relationship with our contract manufacturers and component vendors due to unexpectedly reduced future orders. If we underestimate our requirements, we may have an inadequate inventory of components and optical assemblies, which could interrupt manufacturing of our products, result in delays in shipments to our customers and damage our customer relationships.

Some of the optical components used in our products may be difficult to obtain. This could inhibit our ability to manufacture our products and we could lose revenue and market share.

Our industry has previously experienced shortages of optical components and may again in the future. For some of these components, there previously were long waiting periods between placement of an order and receipt of the components. If such shortages should reoccur, component suppliers could impose allocations that limit the number of components they supply to a given customer in a specified time period. These suppliers could choose to increase allocations to larger, more established companies, which could reduce our allocations and harm our ability to manufacture our products. If we are not able to manufacture and ship our products on a timely basis, we could lose revenue, our reputation could be harmed and customers may find our competitors’ products more attractive.

Any disruption in our manufacturing relationships may cause us to fail to meet our customers’ demands, damage our customer relationships and cause us to lose revenue.

We rely on a small number of contract manufacturers to manufacture our products in accordance with our specifications and to fill orders on a timely basis. Our contract manufacturers may not always have sufficient quantities of inventory available to fill our orders or may not allocate their internal resources to fill these orders on a timely basis.

We currently do not have long-term contracts with any of our manufacturers. As a result, our contract manufacturers are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. If for any reason these manufacturers were to stop satisfying our needs without providing us with sufficient warning to procure an alternate source, our ability to sell our products could be harmed. In addition, any failure by our contract manufacturers to supply us with our products on a timely basis could result in late deliveries. Our inability to meet our delivery deadlines could adversely affect our customer relationships and, in some instances, result in termination of these relationships or potentially subject us to litigation. Qualifying a new contract manufacturer and commencing volume production is expensive and time-consuming and could significantly interrupt the supply of our products. If we are required or choose to change contract manufacturers, we may damage our customer relationships and lose revenue.

We purchase several of our key components from single or limited sources. If we are unable to obtain these components on a timely basis, we will not be able to meet our customers’ product delivery requirements, which could harm our reputation and decrease our sales.

We purchase several key components from single or, in some cases, limited sources. We do not have long-term supply contracts for these components. If any of our sole or limited source suppliers experience capacity constraints, work stoppages or any other reduction or disruption in output, they may not be able or may choose not to meet our delivery schedules. Also, our suppliers may:

•	enter into exclusive arrangements with our competitors;

•	be acquired by our competitors;

•	stop selling their products or components to us at commercially reasonable prices;

•	refuse to sell their products or components to us at any price; or

•	be unable to obtain or have difficulty obtaining components for their products from their suppliers.

If supply for these key components is disrupted, we may be unable to manufacture and deliver our products to our customers on a timely basis, which could result in lost or delayed revenue, harm to our reputation, increased manufacturing costs and exposure to claims by our customers. Even if alternate suppliers are available to us, we may have difficulty identifying them in a timely manner, we may incur significant additional expense and we may experience difficulties or delays in manufacturing our products. Any failure to meet our customers’ delivery requirements could harm our reputation and decrease our sales.

Our ability to compete could be jeopardized and our business plan seriously compromised if we are unable to protect from third-party challenges the development and maintenance of the proprietary aspects of the optical switching products and technology we design.

Our products utilize a variety of proprietary rights that are critical to our competitive position. Because the technology and intellectual property associated with our optical switching products are evolving and rapidly changing, our current intellectual property rights may not adequately protect us in the future. We rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect the intellectual property utilized in our products. For example, we enter into non-competition, confidentiality or license agreements with our employees, consultants, corporate partners and customers and control access to, and distribution of, our software, documentation and other proprietary information. These agreements may be insufficient to prevent former employees from using our technology after the termination of their employment with us. In addition, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Also, it is possible that no patents or trademarks will be issued from our currently pending or future patent or trademark applications. Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which we distribute or may anticipate distributing our products. Furthermore, our competitors may independently develop similar technologies that limit the value of our intellectual property or design around patents issued to us. If competitors are able to use our technology, our competitive edge would be reduced or eliminated.

In late July 2002, Corning Incorporated filed a Demand for Arbitration arising out of a dispute in connection with our October 2000 merger with Astarte Fiber Networks, Inc. Corning alleges that Astarte, and Tellium as successor-in-interest to Astarte, fraudulently induced Corning to enter into a contract, breached that contract and breached warranties presented in that contract. Corning seeks an award of $38 million, plus expenses and interest. An adverse outcome in the Corning arbitration could render a portion of our intellectual property less valuable, and also diminish our right to protect this intellectual property. An adverse outcome in the Corning arbitration could therefore have a material adverse impact on our business, financial condition or results of operations.

If necessary licenses of third-party technology are not available to us or are very expensive, our products could become obsolete and our business seriously harmed because we could have to limit or cease the development of some of our products.

We currently license technology from several companies that is integrated into our products. We may occasionally be required to license additional technology from third parties or expand the scope of current licenses to sell or develop our products. Existing and future third-party licenses may not be available to us on commercially reasonable terms, if at all. The loss of our current technology licenses or our inability to expand or obtain any third-party license required to sell or develop our products could require us to obtain substitute technology of lower quality or performance standards or at greater cost or limit or cease the sale or development of certain products or services. If these events occur, we may not be able to increase our sales and our revenue could decline.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We have not entered into contracts for derivative financial instruments. We have assessed our vulnerability to market risks, including interest rate risk associated with financial instruments included in cash and cash equivalents and foreign currency risk. Due to the short-term nature of our investments and other investment policies and procedures, we have determined that the risks associated with interest rate fluctuations related to these financial instruments are not material to our business. Additionally, as all sales contracts are denominated in U.S. dollars and our European subsidiaries are not significant in size compared to the consolidated company, we have determined that foreign currency risk is not material to our business.

PART II.    OTHER INFORMATION

Item 1.     Legal Proceedings.

In late July 2002, Corning Incorporated filed a Demand for Arbitration arising out of a dispute in connection with our October 2000 merger with Astarte Fiber Networks, Inc. Corning alleges that Astarte, and Tellium as successor-in-interest to Astarte, fraudulently induced Corning to enter into a contract, breached that contract and breached warranties presented in that contract. Corning seeks an award of $38 million, plus expenses and interest. We intend to defend vigorously the claims made in any legal proceedings that may result, and pursue any possible counter claims against Corning, Astarte, and other parties associated with the claims. It is too early in the dispute process to determine the impact, if any, that such dispute will have upon our business, financial condition or results of operations.

Item 2.     Changes in Securities and Use of Proceeds.

(a)    Changes in Securities.

None.

(b)    Use of Proceeds.

On May 17, 2001 in connection with our initial public offering, a Registration Statement on Form S-1 (No. 333-46362) was declared effective by the Securities and Exchange Commission. The net proceeds of our initial public offering were approximately $139.5 million. The proceeds of this offering were invested in short-term, interest-bearing, investment-grade securities. We expect to use the net proceeds from this offering primarily to fund operating losses and for working capital and other general corporate purposes to implement our business strategies. We may also use a portion of the net proceeds from our initial public offering to acquire or invest in businesses, technologies or products that are complementary to our business.

Item 3.     Defaults Upon Senior Securities.

None.

Item 4.     Submission of Matters to a Vote of Security Holders.

At its Annual Meeting of Stockholders on May 21, 2002, our stockholders took the following actions:

1.    Elected the following Class I directors to serve until the next annual meeting of stockholders at which their respective class is due for election or until their respective successors shall have been duly elected and qualified, with votes as indicated opposite each director’s name:

	For	Withheld
William A. Roper, Jr.	88,379,611	1,130,602
Richard C. Smith, Jr.	88,380,028	1,130,185

The directors whose term of office as a director continued after the meeting are: Harry J. Carr, William B. Bunting, Michael M. Connors, Jeffrey A. Feldman, Edward F. Glassmeyer and Marc B. Weisberg.

2.    Approved an amendment to Tellium’s Amended and Restated Special 2001 Stock Incentive Plan in order to permit non-employee directors, executive officers and consultants to be eligible to receive options and awards under the Plan. The vote was 68,864,515 for the proposal and 20,503,178 against with 142,520 abstentions.

3.    Approved the 2002 Employee Stock Purchase Plan. The vote was 64,416,306 for the proposal, 1,398,493 against with 77,285 abstentions and 23,618,129 broker nonvotes.

4.    Ratified the appointment of Deloitte & Touche LLP as our independent auditors. The vote was 88,492,740 for the proposal and 946,995 against with 70,478 abstentions.

Item 5.     Other Information.

None.

Item 6.     Exhibits and Reports on Form 8-K.

(a)    Exhibits.

Exhibit		Description

3.1	*	Amended and Restated Certificate of Incorporation of Tellium, Inc.

3.2	*	Amended and Restated Bylaws of Tellium, Inc.

4.1	*	Specimen common stock certificates

4.2	*	Amended and Restated Stockholders’ Agreement dated as of September 19, 2000 by and among Tellium, Inc. and certain stockholders of Tellium, Inc.

4.3	*	Supplemental Stockholders’ Agreement dated as of August 29, 2000 by and among Tellium, Inc. and certain former stockholders of Astarte Fiber Networks, Inc.

4.4	*	Form of Supplemental Stockholders Agreement dated as of September 18, 2000 by and among Tellium, Inc. and Qwest Investment Company (fka U.S. Telesource, Inc.)

4.5	*	Form of Supplemental Stockholders Agreement dated as of September 18, 2000 by and among Tellium, Inc. and the Holders listed therein

4.6	*	Form of Supplemental Stockholders’ Agreement dated March 21, 2001 by and among Tellium, Inc. and the parties listed therein

4.7	*	Supplemental Stockholders’ Agreement dated April 10, 2001 by and between Tellium, Inc. and Qwest Investment Company (fka U.S. Telesource, Inc.)

10.1	*	Amended and Restated Securities Purchase Agreement dated as of February 10, 1999, among Tellium, Inc. and the purchasers named therein

10.2	*
Stock Purchase Agreement dated as of February 11, 1999 by and among Tellium, Inc., Cisco Systems, Inc. and other investors, as amended pursuant to Amendment No. 1 dated May 5, 1999 to the Stock Purchase Agreement

10.3	*	Stock Purchase Agreement dated as of December 2, 1999 by and among Tellium, Inc. and certain investors, as amended pursuant to Amendment No. 1 dated January 14, 2000 to the Stock Purchase Agreement

10.4	+*	Purchase Agreement dated as of September 21, 1999 between Tellium, Inc. and Extant, Inc.

10.5	*	Agreement and Plan of Merger dated as of August 29, 2000 by and among Tellium, Inc., Astarte Acquisition Corporation, Astarte Fiber Networks, Inc., AFN LLC and Aron B. Katz

10.6	*	Stock Purchase Agreement dated September 1, 2000 by and between Tellium, Inc. and AT&T Corp.

10.7	*	Stock Purchase Agreement dated as of September 19, 2000 by and among Tellium, Inc. and certain investors

10.8	+*	Restated and Amended Intellectual Property Agreement dated December 30, 1998 between Bell Communications Research Inc. and Tellium, Inc.

10.9	+*	Warrant to Purchase Common Stock granted to Extant, Inc. dated September 21, 1999, and Side Letter to Annex I to the Warrant dated December, 1999

10.1	0+*	Amendment to Warrant to Purchase Common Stock dated as of September 21, 1999 between Tellium, Inc. and Dynegy Global Communications, Inc. (as successor to Extant, Inc.), made as of November 2, 2000

10.1	1+*	Amendment to Purchase Agreement dated as of September 21, 1999 between Tellium, Inc. and Extant, Inc., made as of November 6, 2000

10.1	2+*	Contract Manufacturing Agreement dated as of August 1, 2000 between Tellium, Inc. and Solectron Corporation

10.1	3+*	Agreement dated as of August 7, 2000 between Tellium, Inc. and Cable & Wireless Global Networks Limited

10.1	4*	Patent License Agreement dated September 1, 2000 by and between Tellium, Inc. and AT&T Corp.

10.15	+*	“A” Warrants to Purchase Common Stock granted to Qwest Investment Company (fka U.S. Telesource, Inc.), dated as of September 18, 2000

10.16	*	Business Loan Agreement dated June 1, 2000 by and among Tellium, Inc. and Commerce Bank/Shore N.A.

10.17	*	Executive Employment Agreement dated as of December 31, 1999 between Tellium, Inc. and Harry J. Carr

10.18	*	Restricted Stock Agreement (Time Vested Shares) dated as of April 4, 2000 by and between Tellium, Inc. and Harry J. Carr

10.19	*
Restricted Stock Agreement (Performance Shares) dated as of April 4, 2000 by and between Tellium, Inc. and Harry J. Carr, and Amendment Number 1 to the Restricted Stock Agreement dated September 18, 2000

10.20	*	Form of Restricted Stock Agreement for Executives

10.21	*	Lease Agreement dated February 9, 1998 between Tellium, Inc. and G.B. Ltd., L.L.C. (as amended)

10.22	*	Lease Agreement dated August 3, 2000 between 185 Monmouth Parkway Associates, L.P. and Tellium, Inc.

10.23	*	Amended and Restated 1997 Employee Stock Incentive Plan

10.24	*	2001 Stock Incentive Plan

10.25	+
Amended and Restated Procurement Agreement dated December 14, 2001 between Tellium, Inc. and Qwest Communications Corporation (Incorporated by reference from Exhibit 10.1 of the Company’s Report on Form 8-K dated and filed with the Securities and Exchange Commission on December 20, 2001)

10.26	**	Retirement and Separation Agreement and Release dated as of December 21, 2001 between Richard W. Barcus and Tellium, Inc.

10.27	***	Tellium 2002 Employee Stock Purchase Plan

10.28	#	Tellium, Inc. Amended and Restated Special 2001 Stock Incentive Plan

10.29	#	Form of Non-Competition Agreement

10.30	#	Form of Non-Competition Agreement between Tellium, Inc. and Harry J. Carr, dated as of June 19, 2002

10.31	#	Form of Amendment No.1 to Purchase Money Promissory Note

10.32	#	Assignment of Warrants dated as of June 26, 2002 between Dynegy Connect, L.P. and Tellium, Inc.

10.33	#	Rider dated July 30, 2001 to the Business Loan Agreement between Tellium, Inc. and Commerce Bank/Shore N.A. dated June 1, 2000

16.1	**	Letter re: change in certifying accountant

21.1	**	Subsidiaries of Tellium, Inc.

*	Incorporated by reference from the Registration Statement filed on Form S-1, Registration No. 333-46362.
**	Incorporated by reference from the Annual Report filed on Form 10-K, for the fiscal year ended December 31, 2001.
***	Incorporated by reference from the Registration Statement filed on Form S-8, filed with the Securities and Exchange Commission on May 21, 2002.
+	Subject to a confidential treatment request.
#	Filed herewith.

(b)    Reports on Form 8-K.

On May 1, 2002, we filed a report on Form 8-K announcing our financial results for the quarter ended
March 31, 2002.

On June 26, 2002, we filed a report on Form 8-K announcing a business restructuring plan executed as of
June 24, 2002.

On July 3, 2002, we filed a report on Form 8-K announcing our preliminary financial results for the quarter ended
June 30, 2002.

On July 30, 2002, we filed a report on Form 8-K announcing our financial results for the quarter ended
June 30, 2002.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TELLIUM, INC.

Dated: August 15, 2002	/s/ HARRY J. CARR
Harry J. Carr Chairman of the Board and Chief Executive Officer

Dated: August 15, 2002	/s/ MICHAEL J. LOSCH
Michael J. Losch Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 10.28

TELLIUM, INC.

AMENDED AND RESTATED
SPECIAL 2001 STOCK INCENTIVE PLAN

1.    Purpose.

The purpose of this Plan is to strengthen Tellium, Inc., a Delaware corporation (the “Company”), by providing an incentive to employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company’s business enterprise. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Dividend Equivalent Rights, Performance Units and Performance Shares, Share Awards, Phantom Stock and Restricted Stock (as each term is herein defined).

2.    Definitions.

For purposes of the Plan:

2.1 “Adjusted Fair Market Value” means, in the event of a Change in Control, the greater of (a) the highest price per Share paid to holders of the Shares in any transaction (or series of related transactions) constituting or resulting in a Change in Control other than pursuant to Section 2.10(b), or (b) the highest Fair Market Value of a Share during the ninety (90) day period ending on the date of the Change in Control.

2.2 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person. Any Relative (for this purpose, “Relative” means a spouse, child, stepchild, parent, parent of spouse, sibling or grandchild) of an individual shall be deemed to be an Affiliate of such individual for purposes hereof. Neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any holder of Company stock.

2.3 “Agreement” means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

2.4 “Award” means a grant of Restricted Stock, Phantom Stock, a Stock Appreciation Right, a Performance Award, a Dividend Equivalent Right, a Share Award, or any or all of them.

2.5 “Beneficial Ownership” means ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

2.6 “Beneficiary” means an individual, trust or estate who or which, by a written designation of the Optionee or Grantee filed with the Company or by operation of law succeeds to the rights and obligations of the Optionee or Grantee under the Plan and an Agreement upon the Optionee’s or Grantee’s death.

2.7 “Board” means the Board of Directors of the Company.

2.8 “Cause” means:

(a) in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is, as of the date of the applicable Agreement, subject to the terms of an employment agreement between such Optionee or Grantee and the Company or a Subsidiary, which employment agreement includes a definition of “Cause,” the term “Cause” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; or

(b) in all other cases, the term “Cause” as used in this Plan or any Agreement shall mean (i) willful failure to perform reasonably assigned duties within thirty (30) days after having received written notice from the Company to do so, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) in connection with the performance of duties.

2.9 “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, without limitation, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or a substantially similar transaction.

2.10 “Change in Control” shall mean the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any Voting Securities of the Company by any Person, immediately after which such Person has Beneficial Ownership of fifty percent (50%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities, provided, however, in determining whether a Change in Control has occurred pursuant to this Section 2.10(a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) The individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board, or following a Merger (as defined in paragraph (c)(i) below) which results in a Parent corporation, the board of directors of the ultimate Parent Corporation (as defined in paragraph (c)(i)(A) below); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a Proxy Contest; or

(c) The consummation of:

(i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A) the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a “Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(C) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, together with its Affiliates, immediately prior to such Merger, had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, owns, together with its Affiliates, Beneficial Ownership of (i) fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation.

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of the assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and (1) before such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Shares or Voting Securities in contemplation of such share acquisition by the Company or (2) after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Shares or Voting Securities which in either case increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

If an Eligible Individual’s employment or service is terminated by the Company without Cause prior to the date of a Change in Control but the Eligible Individual reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan provided a Change in Control shall actually have occurred.

2.11 “Code” means the Internal Revenue Code of 1986, as amended.

2.12 “Committee” means a committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

2.13 “Company” means Tellium, Inc.

2.14 “Director” means a director of the Company.

2.15 “Disability” means:

(a) in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is, as of the date of the applicable Agreement, subject to the terms of an employment agreement between such Optionee or Grantee and the Company or a Subsidiary, which employment agreement includes a definition of “Disability,” the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; or

(b) in all other cases, the term “Disability” as used in this Plan or any Agreement shall mean a physical or mental infirmity which impairs the Optionee’s or Grantee’s ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

2.16 “Disability Date” means the date which is one hundred eighty (180) consecutive days after the date on which an Optionee or Grantee is first absent from active employment or service as a Nonemployee Director with the Company by reason of a Disability.

2.17 “Dividend Equivalent Right” means a right to receive all or some portion of the cash dividends that are or would be payable with respect to Shares.

2.18 “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.19 “Eligible Individual” means any of the following individuals who is designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein: (a) any Director (including any Nonemployee Director), officer or employee of the Company or a Subsidiary, (b) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment, or (c) any consultant or advisor who performs actual services for the Company or a Subsidiary.

2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.21 “Fair Market Value” on any date means the closing price at the close of the primary trading session of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the closing price at the close of the primary trading session of the Shares on such date as quoted on the Nasdaq Stock Market or such other market in which such prices are regularly quoted, or, if there has been no such closing price with respect to Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

2.22 “Grantee” means a person to whom an Award has been granted under the Plan.

2.23 “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

2.24 “Nonemployee Director” means a Director who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.25 “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

2.26 “Normal Retirement Date” means the date on which an Optionee or Grantee terminates active employment with the Company on or after attainment of age 65, or with respect to Nonemployee Directors, the date on which such Optionee or Grantee resigns, is removed or is not reelected, provided however, that a termination for Cause shall not qualify as a termination of active employment for the purposes of this sentence.

2.27 “Option” means a Nonqualified Stock Option, an Incentive Stock Option, or both of them.

2.28 “Optionee” means a person to whom an Option has been granted under the Plan.

2.29 “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.30 “Parent” means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

2.31 “Performance Awards” means Performance Units, Performance Shares or either or both of them.

2.32 “Performance-Based Compensation” means any Option or Award that is intended to constitute “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

2.33 “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

2.34 “Performance Objectives” has the meaning set forth in Section 10.

2.35 “Performance Shares” means Shares issued or transferred to an Eligible Individual under Section 10.

2.36 “Performance Units” means Performance Units granted to an Eligible Individual under Section 10.

2.37 “Person” means ‘person’ as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including without limitation, any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any group of Persons.

2.38 “Phantom Stock” means a right granted to an Eligible Individual under Section 11 representing a number of hypothetical Shares.

2.39 “Plan” means the Tellium, Inc. Special 2001 Stock Incentive Plan, as amended and restated from time to time.

2.40 “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 9.

2.41 “Share Award” means a grant of Shares pursuant to Section 11.

2.42 “Shares” means the common stock, par value $0.001 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.

2.43 “Stock Appreciation Right” means a right to receive all or some portion of the increase in the value of the Shares as provided in Section 7 hereof.

2.44 “Subsidiary” means (i) except as provided in subsection (ii) below, any corporation which is or becomes a subsidiary corporation (within the meaning of Section 424(f) of the Code) with respect to the Company, and (ii) with respect to provisions relating to the eligibility to receive Options or Awards other than Incentive Stock Options and to continued employment or service for purposes of Options and Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns fifty percent (50%) or more of the outstanding equity or other ownership interests.

2.45 “Successor Corporation” means a corporation, or a parent or subsidiary thereof, which issues or assumes an Option or Award in a transaction described in Section 424(a) of the Code without regard to Sections 424(a)(1) and (2) thereof.

2.46 “Tax Benefit” means an actual decrease in the Company’s liability for taxes in any period.

2.47 “Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

2.48 “Termination of Employment” means the later of (i) severance of the employer-employee or consulting relationship with the Company, a Parent or a Subsidiary or (ii) the resignation, removal or termination of an officer or Director of the Company, a Parent or a Subsidiary.

2.49 “Voting Securities” means all outstanding voting securities of the Company entitled to vote generally in the election of the Board of Directors.

3.    Administration.

3.1 The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. If the Committee consists of more than one (1) member, a quorum shall consist of not fewer than two (2) members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least one (1) Director and may consist of the entire Board; provided, however, that, (A) if the Committee consists of less than the entire Board, then with respect to any Option or Award to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist of at least two (2) Directors each of whom shall be a Nonemployee Director and (B) to the extent necessary for any Option or Award intended to qualify as Performance-Based Compensation to so qualify, the Committee shall consist of at least two (2) Directors each of whom shall be an Outside Director. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director and an Outside Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons.

3.2 No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

3.3 Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a) determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Option, including the purchase price per Share, the vesting schedule and the duration of each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

(b) select those Eligible Individuals to whom Awards shall be granted under the Plan and to determine the number of Shares in respect of which each Award is granted, the terms and conditions (which need not be identical) of each such Award, including the restrictions or Performance Objectives relating to Awards and the maximum value of any Award, and make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

(c) construe and interpret the Plan and the Options and Awards granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, without limitation, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees and Grantees, and all other persons having any interest therein;

(d) determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a Termination of Employment or service for purposes of the Plan;

(e) exercise its sole discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(f) exercise, generally, such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

4.    Stock Subject to the Plan; Grant Limitations.

4.1 The maximum number of Shares that may be made the subject of Options and Awards granted under this Plan shall be 2,450,001, provided, however, that in the aggregate, not more than one-third of the number of allotted Shares may be made the subject of Restricted Stock Awards under Section 10 of the Plan (other than shares of Restricted Stock made in settlement of Performance Units pursuant to Section 10.2(b)). The maximum number of Shares that may be the subject of Options and Awards granted to an Eligible Individual in any one calendar year period may not exceed 500,000 Shares. The maximum dollar amount of cash or the Fair Market Value of Shares that any Eligible Individual may receive in any calendar year in respect of Performance Units denominated in dollars may not exceed $1,500,000. The Company shall reserve for the purposes of the Plan, out of Shares held in the Company’s treasury, such number of Shares as shall be determined by the Board.

4.2 Upon the granting of an Option or an Award, the number of Shares available under Section 4.1 for the granting of further Options and Awards shall be reduced as follows:

(a) In connection with the granting of an Option or an Award (other than the granting of a Performance Unit denominated in dollars), the number of Shares shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated; provided, however, that if any Option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment of the purchase price, the maximum number of Shares available under Section 4.1 shall be increased by the number of Shares so tendered.

(b) In connection with the granting of a Performance Unit denominated in dollars, the number of Shares shall be reduced by an amount equal to the quotient of (i) the dollar amount in which the Performance Unit is denominated, divided by (ii) the Fair Market Value of a Share on the date the Performance Unit is granted.

4.3 Whenever any outstanding Option or Award or portion thereof under this Plan expires, is canceled, is settled in cash (including the settlement of tax withholding obligations using Shares), or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Award, the Shares allocable to the expired, canceled, settled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted hereunder.

4.4 In no event may more than 2,450,001 Shares be issued upon the exercise of Incentive Stock Options granted under the Plan.

5.    Option Grants for Eligible Individuals.

5.1 Authority of Committee.    Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, the terms and conditions of which shall be set forth in an Agreement. Without limiting the generality of the preceding sentence, unless the Committee determines otherwise in its sole discretion, in consideration of granting an Option, the Optionee shall agree, in the Agreement, to remain in the employ or service of the Company or any Subsidiary for a period of at least one (1) year (or such shorter period as may be fixed in the Agreement or by action of the Committee following grant of the Option) after the Option is granted. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any Subsidiary.

5.2 Purchase Price.    The purchase price (which may be greater than, less than or equal to the Fair Market Value on the date of grant) or the manner in which the purchase price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Agreement pursuant to which each Option is granted; provided, however, that the purchase price per Share under each Option intended to qualify as Performance-Based Compensation shall not be less than 100% of the Fair Market Value of a Share on the Date the Option is granted and provided, further, however, that the purchase price per Share under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

5.3 Maximum Duration.    Options granted hereunder shall be for such term as the Committee shall determine; provided, however, that an Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder); and provided, further, however, that the Committee may provide that an Option (other than an Incentive Stock Option) may, upon the death of the Optionee prior to the expiration of the Option, be exercised for up to one (1) year following the date of the Optionee’s death even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

5.4 Vesting and Exercisability.    Subject to Sections 5.5 and 6.5, each Option shall become vested and exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5 Termination.    Subject to Sections 5.3, 6.5 and 12 and unless otherwise provided by the Committee, in its sole discretion, at the time of grant (and set forth in the applicable Agreement) or at a later date, the following provisions shall apply to Options upon a Termination of Employment:

(a) Except in the case of termination for Cause, Disability, retirement on or after the Optionee’s Normal Retirement Date, or death as provided in Sections 5.5(b), (c) and (d) below, upon an Optionee’s Termination of Employment with the Company, a Parent or a Subsidiary for any reason, any unexercised Option (or portion thereof) held by such Optionee shall expire three (3) months after the Optionee has a Termination of Employment and such Option (or portion thereof) may only be exercised by the Optionee or his or her Beneficiary to the extent that the Option (or a portion thereof) was exercisable on the date of Termination of Employment.

(b) If the Optionee’s Termination of Employment arises as a result of a termination for Cause, then, unless the Committee determines otherwise at the time of the Termination of Employment, any unexercised Options (whether or not vested and exercisable) held by such Optionee shall terminate and expire concurrently with the Optionee’s Termination of Employment and no rights thereunder may be exercised.

(c) If an Optionee suffers a Disability or retires on or after the Optionee’s Normal Retirement Date, any unexercised Option (or portion thereof) held by such disabled or retired Optionee shall expire one (1) year after the Disability Date or date of Termination of Employment by reason of retirement, as the case may be, and such Option (or portion thereof) may only be exercised by the Optionee or his or her guardian or legal representative to the extent that the Option (or a portion thereof) was exercisable on the Disability Date or the date of Termination of Employment by reason of retirement, as the case may be.

(d) If an Optionee dies while still employed by or providing services to the Company, each Option (or portion thereof) held by such Optionee shall immediately become vested and exercisable with respect to those Shares that otherwise would have vested during the one-year period following the Optionee’s death and will be deemed to have become vested and exercisable on the day preceding the date of the Optionee’s death. The Options (or portions thereof) which the Optionee was entitled to exercise on the date of the Optionee’s death (which shall include those Options (or portions thereof) that become vested and exercisable pursuant to the preceding sentence by reason of the Optionee’s death) may be exercised at any time after the Optionee’s death by the Optionee’s Beneficiary; provided, however, that no Option (or portion thereof) may be exercised after the earlier of: (i) one (1) year after the Optionee’s death or (ii) the expiration date specified for the particular Option in the Agreement. If an Optionee dies after his or her Termination of Employment, then the Option (or portions thereof) which the Optionee was entitled to exercise on the date of the Optionee’s death may be exercised by his or her Beneficiary within the remaining portion of the period specified in Sections 5.5(a) or 5.5(c), as the case may be.

(e) The Option (or portion thereof), to the extent not yet vested and exercisable as of the date of the Optionee’s Termination of Employment, shall terminate immediately upon such date.

5.6 Deferred Delivery of Option Shares.    The Committee may, in its sole discretion, permit Optionees to elect to defer the issuance of Shares upon the exercise of one or more Nonqualified Stock Options granted pursuant to the Plan. The terms and conditions of such deferral shall be determined at the time of the grant of the Option or thereafter and shall be set forth in the Agreement evidencing the Option.

5.7 Modification.    No modification of an Option shall adversely alter or impair any rights or obligations under the Option without the Optionee’s consent.

5.8 Limitations on Incentive Stock Options.    To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.8) are exercisable by an Optionee for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Stock Options.

6.    Terms and Conditions Applicable to All Options.

6.1 Additional Terms.    The provisions of this Section 6 shall apply to all Options, unless otherwise provided by the Committee, in its sole discretion, in the applicable Agreement.

6.2 Non-Transferability.    No Option granted hereunder shall be transferable by the Optionee to whom it is granted otherwise than by will or by the laws of descent and distribution or, in the case of an Option other than an Incentive Stock Option, in the Committee’s sole discretion, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) (a “Domestic Relations Transfer”), and, except with respect to an Option transferred pursuant to a Domestic Relations Transfer, an Option shall be exercisable during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement evidencing an Option (other than an Incentive Stock Option) at the time of grant or thereafter, that the Option may be transferred to members of the Optionee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. Following transfer, for purposes of this Plan, a transferee of an Option shall be deemed to be the Optionee; provided that the Option shall be exercisable by the transferee only to the extent and for such periods that the Option would have been exercisable if held by the original Optionee. For this purpose, immediate family means the Optionee’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

6.3 Method of Exercise.

(a) The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares to be purchased and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with such procedures which may be approved by the Committee from time to time, and in accordance with the Agreement pursuant to which the Option was granted; provided, however, that Options may not be exercised by an Optionee for six months following a hardship distribution to the Optionee, to the extent such exercise is prohibited under Treasury Regulation ss. 1.401(k)-1(d)(2)(iv)(B)(4). The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid, in any of the following forms: (a) cash or (b) the transfer, either actually or by attestation, to the Company of Shares that have been held by the Optionee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option and that have a Fair Market Value equal in amount to the purchase price, such transfer to be upon such terms and conditions as determined by the Committee or (c) a combination of cash and the transfer of Shares, provided, however, that the Committee, in its sole discretion, may determine in the case of Options that the purchase price shall be paid only in cash. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

(b) If the Fair Market Value of the Shares with respect to which the Option is being exercised exceeds the purchase price of such Option, an Optionee may, instead of exercising an Option as provided in Section 6.3(a), request that the Committee authorize payment to the Optionee of the difference between the Fair Market Value of part or all of the Shares which are the subject of the Option and the purchase price of the Option, such difference to be determined as of the date the Committee receives the request from the Optionee. The Committee, in its sole discretion, may grant or deny such a request from an Optionee with respect to part or all of the Shares as to which the Option is then exercisable and, to the extent granted, shall direct the Company to make the payment to the Optionee either in cash or in Shares or in any combination thereof; provided, however, that the payment in Shares shall be based upon the Fair Market Value of Shares as of the date the Committee received the request from the Optionee. An Option shall be deemed to have been exercised and shall be canceled to the extent that the Committee grants a request pursuant to this Section 6.3(b).

6.4 Rights of Optionees.    No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

6.5 Effect of Change in Control.

(a) Notwithstanding anything to the contrary in Section 5, in the event of a Change in Control, the Plan and the Options shall continue; provided, however, that the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, may provide, either by the terms of the applicable Agreement or by action taken prior to the occurrence of any such Change in Control, for any or all of the following alternatives (separately or in any combination):

(i) for the payment in cash upon the surrender to the Company for cancellation of any Option or portion of an Option to the extent vested and not yet exercised in an amount equal to the excess, if any, of (a) (i) in the case of a Nonqualified Stock Option, the greater of (A) the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered or (B) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered or (ii) in the case of an Incentive Stock Option, the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered, over (b) the aggregate purchase price for such Shares under the Option or portion thereof surrendered.

(ii) for the replacement of the Options with other rights or property selected by the Committee in its sole discretion;

(iii) for the accelerated vesting of all or a portion of the Options;

(iv) for the assumption of the Options by the successor or survivor corporation, or a parent or subsidiary thereof, or the substitution by such corporation for such Options of new options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; or

(v) for adjustments in the terms and conditions of outstanding Options and/or the number and type of Shares or other securities or property subject to such outstanding Options.

Any action pursuant to this Section 6.5(a) shall be conditioned upon the consummation of the Change in Control and shall be effective only immediately before the consummation of the Change in Control.

(b) Subject to Section 6.5(d) and to the extent set forth in the applicable Agreement or provided by the Committee, in its sole discretion, subsequent to the granting of an Option, if, as a result of a Change in Control transaction, an Option intended to qualify as an Incentive Stock Option fails to so qualify solely because of the failure to meet the holding requirements of Code Section 422(a)(1) (a “Disqualifying Disposition”), the Company shall make a cash payment to the Optionee equal to the amount which will, after taking into account all taxes imposed on the Disqualifying Disposition and the receipt of such payment, leave the Optionee in the same after-tax position the Optionee would have been in had the Code Section 422(a)(1) holding requirements been met at the time of the Disqualifying Disposition (which after-tax position will reflect the total taxes, if any, that would have been incurred by the Optionee had the Disqualifying Disposition been subject to federal income tax at capital gains rates) provided, however, that no payment described in this Section shall exceed the Tax Benefit to the Company resulting from deductions relating to ordinary income recognized by the Optionee as a result of the Disqualifying Disposition. The payment described in this Section shall be made by the Company within thirty (30) days of the filing by the Company of the federal tax return which includes the tax items associated with the income recognized by the Optionee as a result of the Disqualifying Disposition (or, if the Tax Benefit described in the preceding sentence is not realized until a later year, within thirty (30) days of the filing by the Company of the federal tax return with respect to which such Tax Benefit is realized).

(c) Subject to Section 6.5(d) and to the extent set forth in the applicable Agreement or provided by the Committee, in its sole discretion, subsequent to the granting of an Option, and provided that an Optionee is not entitled to payment under Section 6.5(b) hereof, if, as a result of a Change in Control transaction, an Option intended to qualify as an Incentive Stock Option fails to so qualify solely because the vesting of the Option is accelerated pursuant to Section 6.5(a) and such acceleration causes the aggregate fair market value (determined at the time the Option is granted) of the Shares with respect to which Options are exercisable for the first time by an Optionee during the calendar year in which such vesting occurs to exceed $100,000, within the meaning of Code Section 422(d) (a “Disqualified Option”), then, upon exercise of such Disqualified Option, the Company shall make a cash payment to the Optionee equal to the amount which will, after taking into account all taxes imposed on the exercise of such Disqualified Option and the receipt of such payment, leave the Optionee in the same after-tax position the Optionee would have been in had the Disqualified Option continued to qualify as an Incentive Stock Option on the date of exercise and the Optionee sold the Shares received upon exercise of the Option at their Fair Market Value on the date of exercise, provided, however, that no payment described in this Section shall exceed the Tax Benefit to the Company resulting from deductions relating to ordinary income recognized by the Optionee as a result of exercising the Disqualified Option and the receipt of such payment. The payment described in this Section shall be made by the Company within thirty (30) days of the filing by the Company of the federal tax return which includes the tax items associated with the income recognized by the Optionee as a result of exercising the Disqualified Option (or, if the Tax Benefit described in the preceding sentence is not realized until a later year, within thirty (30) days of the filing by the Company of the federal tax return with respect to which such Tax Benefit is realized).

(d) If more than one Optionee is entitled to a cash payment pursuant to Section 6.5(b) or Section 6.5(c) in any single tax year and the Tax Benefit realized by the Company in such year with respect to all such Optionees is less than the aggregate amount of the payments due to such Optionees hereunder, then (i) each such Optionee shall receive a portion of such cash payment equal to an amount determined by multiplying the amount of the Tax Benefit realized by the Company in such year by a fraction the numerator of which is equal to the amount of payment due to such Optionee and the denominator of which is equal to the aggregate amount due to all such Optionees entitled to a payment hereunder, and (ii) subject to further application of this Section 6.5(d), shall be entitled to receive the remaining portion within thirty (30) days of the filing by the Company of the federal tax return with respect to which such Tax Benefit is realized.

7.    Stock Appreciation Rights.

The Committee may in its sole discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 7, be subject to the same terms and conditions as the related Option.

7.1 Time of Grant.    A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option, or (b) if related to an Option, either at the time of grant, or (except in the case of an Incentive Stock Option) at any time thereafter during the term of the Option.

7.2 Stock Appreciation Right Related to an Option.

(a) Exercise.    Subject to Section 7.9, a Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable (including, without limitation, exercisability upon Termination of Employment or a Change in Control), and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall expire no later than the expiration of the related Incentive Stock Option and shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the purchase price of the Option specified in the related Incentive Stock Option Agreement.

(b) Treatment of Related Options and Stock Appreciation Rights Upon Exercise.    Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

7.3 Stock Appreciation Right Unrelated to an Option.

(a) Terms.    Subject to Section 7.9, Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years; provided, however, that the Committee may provide that Stock Appreciation Rights may, upon the death of the Grantee, be exercised for up to one (1) year following the date of the Grantee’s death even if such period extends beyond ten (10) years from the date the Stock Appreciation Right was granted.

(b) Termination.    Subject to Section 12 and except as provided in Section 7.9, and unless otherwise provided by the Committee, in its sole discretion, in the applicable Agreement, upon a Grantee’s Termination of Employment, a Stock Appreciation Right shall be exercisable by the Grantee to the same extent that an Option would be exercisable by an Optionee upon the Optionee’s Termination of Employment under the provisions of Section 5.5; provided, however, no Stock Appreciation Right may be exercised after the expiration date specified for the particular Stock Appreciation Right in the applicable Agreement.

7.4 Amount Payable.    Subject to Section 7.7, upon the exercise of a Stock Appreciation Right, the Grantee shall be entitled to receive an amount determined by multiplying (x) the excess of the Fair Market Value of a Share on the date preceding the date of exercise of such Stock Appreciation Right over (A) in the case of a Stock Appreciation Right granted in connection with an Option, the per Share purchase price under the related Option, or (B) in the case of a Stock Appreciation Right unrelated to an Option, the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (y) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

7.5 Non-Transferability.    No Stock Appreciation Right shall be transferable by the Grantee to whom it was granted otherwise than by will or by the laws of descent and distribution or, in the Committee’s sole discretion, (except in the case of a Stock Appreciation Right granted in connection with an Incentive Stock Option), pursuant to domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act (a “Domestic Relations Transfer”) and, except with respect to a Stock Appreciation Right transferred pursuant to a Domestic Relations Transfer, such Stock Appreciation Right shall be exercisable during the lifetime of such Grantee only by the Grantee or his or her guardian or legal representative. The terms of such Stock Appreciation Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Grantee.

7.6 Method of Exercise.    Stock Appreciation Rights shall be exercised by a Grantee only by a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

7.7 Form of Payment.    Payment of the amount determined under Section 7.4 may be made in the sole discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date preceding the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, no fractional Shares (or cash in lieu thereof) shall be issued upon the exercise of the Stock Appreciation Right and the number of Shares that will be delivered shall be rounded to the nearest number of whole Shares.

7.8 Modification.    No modification of an Award shall adversely alter or impair any rights or obligations under the Agreement without the Grantee’s consent.

7.9 Effect of Change in Control.    Notwithstanding anything contained in this Section 7 to the contrary, in the event of a Change in Control, the Plan and the Stock Appreciation Rights shall continue; provided, however, that the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, may provide, either by the terms of the applicable Agreement or by action taken prior to the occurrence of any such Change in Control, for any or all of the following alternatives (separately or in any combination):

(a) with respect to a Stock Appreciation Right unrelated to an Option, for the payment in cash upon the surrender to the Company for cancellation of any such Stock Appreciation Right or portion of a Stock Appreciation Right to the extent vested and not yet exercised in an amount equal to the excess, if any, of (A) the greater of (i) the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Stock Appreciation Right or portion thereof surrendered or

(b) the Adjusted Fair Market Value, on the date preceding the date of surrender, of the Shares over (B) the aggregate Fair Market Value, on the date the Stock Appreciation Right was granted, of the Shares subject to the Stock Appreciation Right or portion thereof surrendered.

(c) for the replacement of the Stock Appreciation Rights with other rights or property selected by the Committee in its sole discretion;

(d) for the accelerated vesting of all or a portion of the Stock Appreciation Rights;

(e) for the assumption of the Stock Appreciation Rights by the successor or survivor corporation, or a parent or subsidiary thereof, or the substitution by such corporation for such Stock Appreciation Rights of new stock appreciation rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; or

(f) for adjustments in the terms and conditions of outstanding Stock Appreciation Rights and/or the number and type of Shares or other securities or property subject to such outstanding Stock Appreciation Rights.

Any action pursuant to this Section 7.9 shall be conditioned upon the consummation of the Change in Control and shall be effective only immediately before the consummation of the Change in Control.

8.    Dividend Equivalent Rights.

The Committee may in its sole discretion grant Dividend Equivalent Rights to Eligible Individuals in tandem with an Option or Award or as a separate Award. The terms and conditions (including, without limitation, terms and conditions relating to a Change in Control) applicable to each Dividend Equivalent Right shall be specified in the Agreement under which the Dividend Equivalent Right is granted. In the sole discretion of the Committee, amounts payable in respect of Dividend Equivalent Rights may be payable currently or deferred until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Option or Award to which the Dividend Equivalent Rights relate. In the event that the amount payable in respect of Dividend Equivalent Rights are to be deferred, the Committee shall determine whether such amounts are to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. If amounts payable in respect of Dividend Equivalent Rights are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its sole discretion, may determine. In the sole discretion of the Committee, Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments. To the extent necessary for any Dividend Equivalent Right intended to qualify as Performance-Based Compensation to so qualify, the terms and conditions of the Dividend Equivalent Right shall be such that payment of the Dividend Equivalent Right is contingent upon attainment of specified Performance Objectives within the Performance Cycle, as provided for in Section 10, and such Dividend Equivalent Right shall be treated as a Performance Award for purposes of Sections 10 and 15.

9.    Restricted Stock.

9.1 Grant.    The Committee may in its sole discretion grant Awards to Eligible Individuals of Restricted Stock, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its sole discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 9.

9.2 Rights of Grantee.    Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the sole discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the Agreement evidencing a Restricted Stock Award, the appropriate blank stock powers, an escrow agreement or any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the sole discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

9.3 Non-transferability.    Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 9.4, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee.

9.4 Lapse of Restrictions.

(a) Generally.    Subject to Section 9.4(b), restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine; provided, however, that except in the case of Shares of Restricted Stock issued in full or partial settlement of another Award or other earned compensation, such restrictions shall not fully lapse prior to the third anniversary of the date on which such Shares of Restricted Stock were granted. The Agreement evidencing the Award shall set forth any such restrictions.

(b) Effect of Change in Control.    Notwithstanding anything contained in this Section 9 to the contrary, in the event of a Change in Control, the Plan and the Awards of Restricted Stock shall continue; provided, however, that the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, may provide, either by the terms of the applicable Agreement or by action taken prior to the occurrence of any such Change in Control, for any or all of the following alternatives (separately or in any combination): (i) for the assumption of the shares of Restricted Stock by the successor or survivor corporation, or a parent or subsidiary thereof, or the substitution by such corporation for such shares of Restricted Stock of new shares of restricted stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares, (ii) for the lapse of all restrictions upon all or a portion of the shares of Restricted Stock, or (iii) for adjustments in the terms and conditions of outstanding Awards of Restricted Stock. Any action pursuant to this Section 9.5(b) shall be conditioned upon the consummation of the Change in Control and shall be effective only immediately before the consummation of the Change in Control.

9.5 Terms of Restricted Stock.

(a) Forfeiture of Restricted Stock.    Subject to Sections 9.4(b), 9.5(b) and 12, all Restricted Stock shall be forfeited and returned to the Company and all rights of the Grantee with respect to such Restricted Stock shall terminate unless the Grantee continues in the service of the Company as an employee, officer, consultant or Director until the expiration of the forfeiture period for such Restricted Stock and satisfies any and all other conditions set forth in the Agreement. The Committee, in its sole discretion, shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Stock Award.

(b) Waiver of Forfeiture Period.    Notwithstanding anything contained in this Section 9 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Agreement under appropriate circumstances (including, without limitation, the death, Disability or retirement of the Grantee or a material change in circumstances arising after the date of grant) and subject to such terms and conditions (including, without limitation, forfeiture of a proportionate number of the Restricted Stock) as the Committee shall deem appropriate, provided that the Grantee shall at that time have completed at least one (1) year of employment or service after the date of grant.

9.6 Modification or Substitution.    Subject to the terms of the Plan, including, without limitation, Section 15, the Committee may modify outstanding Awards of Restricted Stock or accept the surrender of outstanding shares of Restricted Stock (to the extent the restrictions on such Shares have not yet lapsed) and grant new Awards in substitution for them. Notwithstanding the foregoing, no modification of an Award shall adversely alter or impair any rights or obligations under the Agreement without the Grantee’s consent.

9.7 Treatment of Dividends.    At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its sole discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its sole discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

9.8 Delivery of Shares.    Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

10.    Performance Awards.

10.1 Performance Objectives.

(a) Establishment.    Performance Objectives for Performance Awards may be expressed in terms of (i) earnings per Share, (ii) Share price, (iii) pre-tax profits, (iv) after-tax profits, (v) operating profits, (vi) sales or expenses, (vii) net earnings, (viii) return on equity or assets, (ix) revenues, (x) EBITDA (earnings before interest, taxes, depreciation and amortization), (xi) market share, or market penetration, (xii) confidential business objectives, or (xiii) any combination of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remains substantially uncertain.

(b) Effect of Certain Events.    At the time of the granting of a Performance Award, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Performance Award as Performance-Based Compensation, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

(c) Determination of Performance.    Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award that is intended to constitute Performance-Based Compensation made to a Grantee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as Performance-Based Compensation.

10.2 Performance Units.    The Committee, in its sole discretion, may grant Awards of Performance Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Performance Units may be denominated in Shares or a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, represent the right to receive payment as provided in Section 10.2(b) of (i) in the case of Share-denominated Performance Units, the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit became vested or any other date specified by the Committee, (ii) in the case of dollar-denominated Performance Units, the specified dollar amount or (iii) a percentage (which may be more than 100%) of the amount described in clause (i) or (ii) depending on the level of Performance Objective attainment; provided, however, that, the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

(a) Vesting and Forfeiture.    Subject to Sections 10.1(c) and 10.4, Performance Units shall become vested in such installments (which need not be equal) and at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its sole discretion, determine at the time an Award is granted.

(b) Payment of Awards.    Subject to Sections 10.1(c) and 10.4, payment to Grantees in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates unless the Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Agreement. Subject to Section 10.4, such payments may be made entirely in Shares valued at their Fair Market Value as of the day preceding the date of payment or such other date specified by the Committee, entirely in cash, or in such combination of Shares and cash as the Committee in its sole discretion shall determine at any time prior to such payment; provided, however, that if the Committee in its sole discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

(c) Non-transferability.    Until the vesting of Performance Units, such Performance Units shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

10.3 Performance Shares.    The Committee, in its sole discretion, may grant Awards of Performance Shares to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

(a) Rights of Grantee.    The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Grantee; provided, however, that no Performance Shares shall be issued until the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the sole discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Grantee shall fail to execute the Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the sole discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Except as restricted by the terms of the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have, in the sole discretion of the Committee, all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b) Non-transferability.    Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Sections 10.3(c) or 10.4, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. The Committee also may impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

(c) Lapse of Restrictions.    Subject to Sections 10.1(c) and 10.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its sole discretion, determine at the time an Award is granted.

(d) Treatment of Dividends.    At the time the Award of Performance Shares is granted, the Committee may, in its sole discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on Shares represented by such Award which have been issued by the Company to the Grantee shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its sole discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

(e) Delivery of Shares.    Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

10.4 Effect of Change in Control.    Notwithstanding anything in this Section 10 to the contrary, in the event of a Change in Control, the Plan and the Performance Awards shall continue; provided, however, that the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, may provide, either by the terms of the applicable Agreement or by action taken prior to the occurrence of any such Change in Control, for any or all of the following alternatives (separately or in any combination): (i) for the assumption of the Performance Awards by the successor or survivor corporation, or a parent or subsidiary thereof, or the substitution by such corporation for such Performance Awards of new performance awards of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the applicable performance objectives and, if necessary, the number and kind of shares, (ii) for the vesting of all or a portion of the Performance Awards as if all Performance Objectives had been satisfied at the level specified by the Committee in its sole discretion and, in the case of Performance Units which become vested as a result of a Change in Control, for a payment which may be made entirely in cash, entirely in Shares valued at their Fair Market Value as of the day preceding the payment, or in such combination of cash and Shares as the Committee shall determine in its sole discretion at any time prior to such payment; provided that such payment shall be made within ten (10) business days after such Change in Control, or (iii) for adjustments in the terms and conditions of outstanding Performance Awards. Any action pursuant to this Section 10.4 shall be conditioned upon the consummation of the Change in Control and shall be effective only immediately before the consummation of the Change in Control.

10.5 Termination.    Subject to Sections 10.4 and 12, and unless otherwise provided by the Committee, in its sole discretion, in the applicable Agreement, the following provisions shall apply to Performance Awards upon a Termination of Employment:

(a) Termination of Employment Prior to End of Performance Cycle.    Except as provided in Sections 10.5(b) and (d), in the case of a Grantee’s Termination of Employment, prior to the end of a Performance Cycle, the Grantee will not be entitled to any Performance Awards, and any Performance Shares shall be forfeited.

(b) Disability, Retirement or Death Prior to End of Performance Cycle.    Unless otherwise provided by the Committee, in its sole discretion, in the Agreement, if a Grantee’s Disability Date or Termination of Employment by reason of retirement on or after the Grantee’s Normal Retirement Date or death occurs following participation in at least one-half (1/2) of the Performance Cycle, but prior to the end of a Performance Cycle, the Grantee or such Grantee’s Beneficiary, as the case may be, shall be entitled to receive a pro-rata share of his or her Performance Award as determined under Subsection (c).

(c) Pro-Rata Payment.

(i) Performance Units.    With respect to Performance Units, the amount of any payment made to a Grantee (or Beneficiary) under circumstances described in Section 10.5(b) shall be the amount determined by multiplying the amount of the Performance Units payable in Shares or dollars which would have been earned, determined at the end of the Performance Cycle, had such employment not been terminated, by a fraction, the numerator of which is the number of whole months such Grantee was employed during the Performance Cycle, and the denominator of which is the total number of months of the Performance Cycle. Any such payment shall be made as soon as practicable after the end of the respective Performance Cycle, and shall relate to attainment of Performance Objectives over the entire Performance Cycle.

(ii) Performance Shares.    With respect to Performance Shares, the amount of Performance Shares held by a Grantee (or Beneficiary) with respect to which restrictions shall lapse under circumstances described in Section 10.5(b) shall be the amount determined by multiplying the amount of the Performance Shares with respect to which restrictions would have lapsed, determined at the end of the Performance Cycle, had such employment not been terminated, by a fraction, the numerator of which is the number of whole months such Grantee was employed during the Performance Cycle, and the denominator of which is the total number of months of the Performance Cycle. The Committee shall determine the amount of Performance Shares with respect to which restrictions shall lapse under this Section 10.5(c)(ii) as soon as practicable after the end of the respective Performance Cycle, and such determination shall relate to attainment of Performance Objectives over the entire Performance Cycle. At that time, all Performance Shares relating to that Performance Cycle with respect to which restrictions shall not lapse shall be forfeited.

(d) Other Events.    Except to the extent a Performance Award is intended to qualify as Performance-Based Compensation, the Committee may, in its sole discretion, determine to pay all or any portion of a Performance Award to a Grantee who has a Termination of Employment prior to the end of a Performance Cycle under certain circumstances (including, without limitation, a material change in circumstances arising after the date of grant) and subject to such terms and conditions as the Committee shall deem appropriate, provided that the Grantee shall have completed at his or her date of Termination of Employment at least one (1) year of employment after the date of grant.

(e) Termination of Employment After End of Performance Cycle.    Subject to Sections 10.4 and 10.5(f), in the case of a Grantee’s Termination of Employment after the end of a Performance Cycle in which the applicable Performance Objectives have been satisfied, the Grantee shall not be entitled to any Performance Awards that have not yet vested as of the date of the Grantee’s Termination of Employment.

(f) Waiver of Forfeiture.    Notwithstanding anything to the contrary in Section 10(e), in the case of a Grantee’s Termination of Employment after the end of a Performance Cycle in which the applicable Performance Objectives have been satisfied, the Committee may, in its sole discretion, waive the forfeiture of Performance Awards and any other conditions set forth in any Agreement under appropriate circumstances (including, without limitation, the death, Disability, or retirement of the Grantee or a material change in circumstances arising after the date of grant) and subject to such terms and conditions as the Committee shall deem appropriate.

10.6 Modification or Substitution.    Subject to the terms of the Plan, including, without limitation, Section 15, the Committee may modify outstanding Performance Awards or accept the surrender of outstanding Performance Awards and grant new Performance Awards in substitution for them. Notwithstanding the foregoing, no modification of a Performance Award shall adversely alter or impair any rights or obligations under the Agreement without the Grantee’s consent.

11.    Other Share Based Awards.

11.1 Share Awards.    The Committee, in its sole discretion, may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

11.2 Phantom Stock Awards.

(a) Grant.    The Committee, in its sole discretion, may grant shares of Phantom Stock to any Eligible Individual. Such Phantom Stock shall be subject to the terms and conditions established by the Committee and set forth in the applicable Agreement.

(b) Payment of Awards.    Upon the vesting of a Phantom Stock Award, the Grantee shall be entitled to receive a cash payment in respect of each share of Phantom Stock which shall be equal to the Fair Market Value of a Share as of the date the Phantom Stock Award was granted, or such other date as determined by the Committee at the time the Phantom Stock Award was granted. The Committee may, at the time a Phantom Stock Award is granted, provide a limitation on the amount payable in respect of each share of Phantom Stock. In lieu of a cash payment, the Committee, in its sole discretion, may settle Phantom Stock Awards with Shares having a Fair Market Value on the date of vesting equal to the cash payment to which the Grantee has become entitled.

12.    Employment Agreement Governs Termination of Employment.

An employment agreement, if applicable, between an Optionee or Grantee and the Company shall govern with respect to the terms and conditions applicable to such Option or Award upon a termination or change in the status of the employment of the Optionee or Grantee, to the extent that such employment agreement provides for terms and conditions that differ from the terms and conditions provided for in the applicable Agreement or the Plan; provided, however, that to the extent necessary for an Option or Award intended to qualify as Performance-Based Compensation to so qualify, the terms of the applicable Agreement or the Plan shall govern the Option or Award; and, provided further, that the Committee shall have reviewed and, in its sole discretion, approved the employment agreement.

13.    Adjustment Upon Changes in Capitalization.

(a) In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (ii) the maximum number and class of Shares or other stock or securities that may be issued upon exercise of Incentive Stock Options; (iii) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted to any Eligible Individual in any one calendar year, (iv) the number and class of Shares or other stock or securities which are subject to outstanding Options or Awards granted under the Plan and the purchase price therefor, if applicable, and (v) the Performance Objectives.

(b) Any such adjustment in the Shares or other stock or securities (i) subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code or (ii) subject to outstanding Options or Awards that are intended to qualify as Performance-Based Compensation shall be made in such a manner as not to adversely affect the treatment of the Options or Awards as Performance-Based Compensation.

(c) If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

14.    Effect of Certain Transactions.

Subject to Sections 6.5, 7.9, 9.4(b) and 10.4 or as otherwise provided in an Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Option or Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction. The treatment of any Option or Award as provided in this Section 14 shall be conclusively presumed to be appropriate for purposes of Section 10.

15.    Interpretation.

Following the required registration of any equity security of the Company pursuant to Section 12 of the Exchange Act:

(a) The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

(b) Unless otherwise expressly stated in the relevant Agreement, each Option, Stock Appreciation Right and Performance Award granted under the Plan is intended to be Performance-Based Compensation. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options or Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options or Awards to fail to qualify as Performance-Based Compensation. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Performance Award intended (or required in order) to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m).

16.    Effective Date, Termination and Amendment of the Plan.

16.1 Effective Date.    The effective date of this Plan shall be the date the Plan is adopted by the Board, subject only to the approval of the holders of a majority of the outstanding Common Stock of the Company within twelve (12) months of the adoption of the Plan by the Board.

16.2 Plan Amendment or Termination.    The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option or Award may be granted thereafter. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a) no such amendment, modification, suspension or termination shall impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the consent of the Optionee or Grantee, nor shall any amendment, modification, suspension or termination deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan; and

(b) to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement.

17.    Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

18.    Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;

(b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c) interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or services of any person at any time for any reason whatsoever, with or without good cause; or

(d) be evidence of any agreement or understanding, expressed or implied, that the Company will employ or maintain a service relationship with any person at any particular rate of compensation or for any particular period of time.

19.    Regulations and Other Approvals; Governing Law.

19.1 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

19.2 The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

19.3 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

19.4 Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its sole discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

19.5 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Company may place on any certificate representing any such Shares any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws and the Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder.

20.    Miscellaneous.

20.1 Multiple Agreements.    The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual.

20.2 Captions.    The use of captions in this Plan or any Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Agreement.

20.3 Severability.    Whenever possible, each provision of the Plan or an Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or an Agreement shall be held by a court of competent jurisdiction to be prohibited by or invalid or unenforceable under applicable law, then (a) such provision shall be deemed to be amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan or an Agreement shall remain in full force and effect.

20.4 Withholding of Taxes.

(a) At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a “Taxable Event”), the Optionee or Grantee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee or Grantee may make a written election (the “Tax Election”), which may be accepted or rejected in the sole discretion of the Committee, to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.

(b) If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

EXHIBIT 10.29

FORM OF NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) made as of June 19, 2002, by and between Tellium Inc., a Delaware corporation (the “Company”) and              (the “Executive”).

W I T N E S S E T H:

WHEREAS, through his employment with the Company, the Executive has developed and will develop an expertise in the business of the Company and has been and is a key employee of the Company, and the Company desires to retain his services and loyalty;

WHEREAS, the Executive, in his employment with the Company, has learned and will learn confidential information and trade secrets of the Company, and, in furtherance of the Company’s business, has established and will establish personal and business relationships with the Company’s clients who do business with the Company, and the use by the Executive of such relationships or information to compete with the Company or to aid others to compete with the Company would have a detrimental effect on the future profitable operation of the Company;

WHEREAS, the Executive has had an opportunity to review and has reviewed this Agreement and has been advised to consult with counsel regarding same; and

WHEREAS, the Company and the Executive have entered into that certain Repurchase Agreement, dated as of June 19, 2002.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby covenant and agree as follows:

1.    Non-Competition.

(a) By and in consideration of the payments and benefits to be provided, Executive agrees that from the date hereof and until the Executive’s employment with the Company is terminated for any reason whatsoever, including any resignation by Executive or any termination of Executive by the Company (the “Term”) and for a period of one year thereafter (the “Non-Compete Period”), the Executive shall not:

(i)
directly or indirectly through another person or entity induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand;

(ii)	directly or indirectly through another person or entity induce or attempt to induce any customer, supplier, subcontractor, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, subcontractor, licensee or business relation, on the one hand, and the Company, on the other hand; or

(iii)
directly or indirectly own, lend money to, manage, operate, join, control, consult with, render services, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner (including but not limited to holding the positions of shareholder, director, officer, consultant, independent H contractor, employee, partner or investor) in any business in which the Company or any of its subsidiaries are engaged in as of the date of this Agreement (which is core optical switches at levels OC-48 and above) (“Competitive Business”) during the Term; provided, however, that, notwithstanding the foregoing sentence, the Executive shall be permitted to (i) own, for investment purposes (directly or indirectly) not more than five percent (5%) of total outstanding common stock or debt of a public company and (ii) be employed by a Competitive Business if the Executive’s employment duties do not relate to the business in which the Company or any of its subsidiaries is engaged in as of the date of this Agreement;

(b)    The Executive expressly recognizes and agrees that the restraints imposed by this Section 1 are reasonable as to time and scope and are not oppressive. The Executive further expressly recognizes and agrees that the restraints imposed by this Section 1 represent a reasonable and necessary restriction for the protection of the legitimate interests of the Company, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 1 will cause irreparable harm to the Company, that it is and will continue to be difficult to ascertain the harm and damages to the Company that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that these covenants and agreements and their enforcement will not deprive the Executive of his ability to earn a reasonable living, and that the Executive has acquired knowledge and skills in this field that will allow him to obtain employment without violating these covenants and agreements. If, however, for any reason any court determines under applicable law that the provisions in Section 1 pertaining to duration, scope and geographic area in relation to non-competition are too broad or otherwise unreasonable, that the consideration provided hereunder is inadequate or that the Executive has been prevented unlawfully from earning a livelihood (together, such provisions being hereinafter referred to as “Restrictions”), such Restrictions shall be interpreted, modified or rewritten, and such court is hereby requested and authorized by the Company and the Executive to revise the Restrictions, to include the maximum Restrictions as are valid and enforceable under applicable law. The Executive further expressly acknowledges that he has been encouraged to consult and has consulted independent counsel, and has reviewed and considered this Agreement with that counsel, before executing this Agreement.

(c)    The Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(d)    During the Term and during the Non-Compete Period, the Executive will not directly or indirectly disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of any person, other than the Company, any Confidential Information or Trade Secrets other than any of the foregoing which becomes public information without any breach of this Agreement by the Executive. During the Term and during the Non-Compete Period, the Executive will be allowed to disclose Confidential Information when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body that requires the Executive to divulge, disclose or make accessible such information. If so ordered, the Executive shall give prompt written notice to the Company prior to such disclosure in order to allow the Company the opportunity to object to or otherwise resist such order.

For purposes of this Section 1(d), (i) the term “Confidential Information” shall mean all information respecting the business and activities of the Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company (notwithstanding the immediately preceding clause, Confidential Information shall not include (x) any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by Executive of any portion of this Agreement or any other obligation Executive owes to the Company) or (y) any business knowledge and experience of the type usually acquired by persons engaged in positions similar to Executive’s position with the Company, to the extent such knowledge and experience is not specific to the Company and not proprietary to the Company); and (ii) the term “Trade Secrets” shall mean the whole or any portion or phase of any scientific or technical information, design, process, procedure, computer program, formula or improvement of the Company that is valuable and not generally known to the competitors of the Company, whether or not in written or tangible form (notwithstanding the immediately preceding clause, Trade Secrets shall not include (x) any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by Executive of this Agreement or any other obligation Executive owes to the Company) or (y) any business knowledge and experience of the type usually acquired by persons engaged in positions similar to Executive’s position with the Company, to the extent such knowledge and experience is not specific to the Company and not proprietary to the Company.

2.    Enforcement.    The parties hereto recognize that the covenants of the Executive hereunder are special, unique and of extraordinary character. If the Executive shall breach or fail to perform any term, condition or duty in this Agreement required to be observed or performed by the Executive, the Company shall be entitled, inter alia, to institute and prosecute proceedings in any court of competent jurisdiction, to enforce the specific performance thereof by the Executive and to enjoin the Executive from performing services for any person or entity or otherwise acting in violation of Section 1 hereof. In the event of a breach of the provisions of this Agreement, the Executive agrees that the remedies at law available to the Company would be inadequate to protect the Company’s interests; accordingly, the Executive agrees not to challenge the claim by the Company for any equitable remedy (including specific performance) on the basis that there are adequate remedies at law. In case of any breach of this Agreement, nothing herein contained shall be construed to prevent the Company from seeking such other remedy in the courts as the Company may elect or invoke.

3.    Severability.    Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held by a court of competent jurisdiction to be prohibited by or invalid or unenforceable under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.

4.    Entire Agreement/Amendment.    This instrument contains the entire agreement between the parties hereto with respect to the subject matter hereof, and may be amended only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

5.    Assignment; Required Assumption.

(a) The Executive may not delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of the Company. Any such purported delegation or assignment in the absence of such written consent shall be null and void and of no force or effect.

(b) The Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company.

(c) Subject to the limitations imposed by this Section 5, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

(d) The Company shall require its successors and assigns, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

6.    Notice.    For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing, shall be signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof (whichever is earlier), except that notice of change of address shall be effective only upon receipt.

7. Governing Law.    THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

8. No Waiver.    No waiver or breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

9. Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

10. No Employment or Service Contract.    Nothing in this Agreement shall confer upon the Executive any right to continue in the service of the Company (or any subsidiary of the Company employing or retaining Executive) for any period of time or interfere with or restrict in any way the rights of the Company (or any subsidiary of the Company employing or retaining Executive) or the Executive, which rights are hereby expressly reserved by each, to terminate the employee status of the Executive at any time for any reason whatsoever, with or without cause, subject to the provisions of any employment agreement between the Company and the Executive.

11. Representations.    The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

12. Headings.    The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first above written.

EXECUTIVE

TELLIUM, INC.

By:

Its:

ATTEST

By:

EXHIBIT 10.30

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) made as of June 19, 2002, by and between Tellium Inc., a Delaware corporation (the “Company”) and Harry J. Carr (the “Executive”).

W I T N E S S E T H:

WHEREAS, through his employment with the Company, the Executive has developed and will develop an expertise in the business of the Company and has been and is a key employee of the Company, and the Company desires to retain his services and loyalty;

WHEREAS, the Executive, in his employment with the Company, has learned and will learn confidential information and trade secrets of the Company, and, in furtherance of the Company’s business, has established and will establish personal and business relationships with the Company’s clients who do business with the Company, and the use by the Executive of such relationships or information to compete with the Company or to aid others to compete with the Company would have a detrimental effect on the future profitable operation of the Company;

WHEREAS, the Executive has had an opportunity to review and has reviewed this Agreement and has been advised to consult with counsel regarding same; and

WHEREAS, the Company and the Executive have entered into that certain Repurchase Agreement, dated as of June 19, 2002.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby covenant and agree as follows:

1.    Non-Competition.

(a)    By and in consideration of the payments and benefits to be provided, Executive agrees that from the date hereof and until the Executive’s employment with the Company is terminated for any reason whatsoever, including any resignation by Executive or any termination of Executive by the Company (the “Term”) and for a period of one year thereafter (the “Non-Compete Period”), the Executive shall not directly or indirectly own, lend money to, manage, operate, join, control, consult with, render services, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner (including but not limited to holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner or investor) in any business in which the Company or any of its subsidiaries are engaged in as of the date of this Agreement (which is core optical switches at levels OC-48 and above) (“Competitive Business”) during the Term; provided, however, that, notwithstanding the foregoing sentence, the Executive shall be permitted to (i) own, for investment purposes (directly or indirectly) not more than five percent (5%) of total outstanding common stock or debt of a public company and (ii) be employed by a

Competitive Business if the Executive’s employment duties do not relate to the business in which the Company or any of its subsidiaries is engaged in as of the date of this Agreement;

(b)    The Executive expressly recognizes and agrees that the restraints imposed by this Section 1 are reasonable as to time and scope and are not oppressive. The Executive further expressly recognizes and agrees that the restraints imposed by this Section 1 represent a reasonable and necessary restriction for the protection of the legitimate interests of the Company, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 1 will cause irreparable harm to the Company, that it is and will continue to be difficult to ascertain the harm and damages to the Company that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that these covenants and agreements and their enforcement will not deprive the Executive of his ability to earn a reasonable living, and that the Executive has acquired knowledge and skills in this field that will allow him to obtain employment without violating these covenants and agreements. If, however, for any reason any court determines under applicable law that the provisions in Section 1 pertaining to duration, scope and geographic area in relation to non-competition are too broad or otherwise unreasonable, that the consideration provided hereunder is inadequate or that the Executive has been prevented unlawfully from earning a livelihood (together, such provisions being hereinafter referred to as “Restrictions”), such Restrictions shall be interpreted, modified or rewritten, and such court is hereby requested and authorized by the Company and the Executive to revise the Restrictions, to include the maximum Restrictions as are valid and enforceable under applicable law. The Executive further expressly acknowledges that he has been encouraged to consult and has consulted independent counsel, and has reviewed and considered this Agreement with that counsel, before executing this Agreement.

(c)    The Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(d)    During the Term and during the Non-Compete Period, the Executive will not directly or indirectly disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of any person, other than the Company, any Confidential Information or Trade Secrets other than any of the foregoing which becomes public information without any breach of this Agreement by the Executive. During the Term and during the Non-Compete Period, the Executive will be allowed to disclose Confidential Information when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body that requires the Executive to divulge, disclose or make accessible such information. If so ordered, the Executive shall give prompt written notice to the Company prior to such disclosure in order to allow the Company the opportunity to object to or otherwise resist such order.

For purposes of this Section 1(d), (i) the term “Confidential Information” shall mean all information respecting the business and activities of the Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company (notwithstanding the immediately preceding clause, Confidential Information shall not include (x) any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by Executive of any portion of this Agreement or any other obligation Executive owes to the Company) or (y) any business knowledge and experience of the type usually acquired by persons engaged in positions similar to Executive’s position with the Company, to the extent such knowledge and experience is not specific to the Company and not proprietary to the Company); and (ii) the term “Trade Secrets” shall mean the whole or any portion or phase of any scientific or technical information, design, process, procedure, computer program, formula or improvement of the Company that is valuable and not generally known to the competitors of the Company, whether or not in written or tangible form (notwithstanding the immediately preceding clause, Trade Secrets shall not include (x) any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by Executive of this Agreement or any other obligation Executive owes to the Company) or (y) any business knowledge and experience of the type usually acquired by persons engaged in positions similar to Executive’s position with the Company, to the extent such knowledge and experience is not specific to the Company and not proprietary to the Company.

2. Enforcement.    The parties hereto recognize that the covenants of the Executive hereunder are special, unique and of extraordinary character. If the Executive shall breach or fail to perform any term, condition or duty in this Agreement required to be observed or performed by the Executive, the Company shall be entitled, inter alia, to institute and prosecute proceedings in any court of competent jurisdiction, to enforce the specific performance thereof by the Executive and to enjoin the Executive from performing services for any person or entity or otherwise acting in violation of Section 1 hereof. In the event of a breach of the provisions of this Agreement, the Executive agrees that the remedies at law available to the Company would be inadequate to protect the Company’s interests; accordingly, the Executive agrees not to challenge the claim by the Company for any equitable remedy (including specific performance) on the basis that there are adequate remedies at law. In case of any breach of this Agreement, nothing herein contained shall be construed to prevent the Company from seeking such other remedy in the courts as the Company may elect or invoke.

3. Severability.    Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held by a court of competent jurisdiction to be prohibited by or invalid or unenforceable under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.

4. Entire Agreement/Amendment.    This instrument contains the entire agreement between the parties hereto with respect to the subject matter hereof, and may be amended only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

5. Assignment; Required Assumption.

(a)    The Executive may not delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of the Company. Any such purported delegation or assignment in the absence of such written consent shall be null and void and of no force or effect.

(b)    Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company.

(c)    Subject to the limitations imposed by this Section 5, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

(d)    The Company shall require its successors and assigns, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

6. Notice.    For the purposes of this Agreement, notices and all other ommunications provided for in the Agreement shall be in writing, shall be signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof (whichever is earlier), except that notice of change of address shall be effective only upon receipt.

7. Governing Law.    THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

8. No Waiver.    No waiver or breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

9. Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

10. No Employment or Service Contract.    Nothing in this Agreement shall confer upon the Executive any right to continue in the service of the Company (or any subsidiary of the Company employing or retaining Executive) for any period of time or interfere with or restrict in any way the rights of the Company (or any subsidiary of the Company employing or retaining Executive) or the Executive, which rights are hereby expressly reserved by each, to terminate the employee status of the Executive at any time for any reason whatsoever, with or without cause, subject to the provisions of any employment agreement between the Company and the Executive.

11. Representations.    The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

12. Conflicts Among Agreements.    To the extent that there is any conflict between or among the [Employment Agreement, Severance Agreement] executed pursuant hereto and this Agreement, this Agreement shall govern.

13. Headings.    The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first above written.

EXECUTIVE

TELLIUM, INC.

By:

Its:

ATTEST

By:

EXHIBIT 10.31

FORM OF AMENDMENT NO. 1 TO
PURCHASE MONEY PROMISSORY NOTE

This AMENDMENT NO. 1 (this “Amendment”) DATED AS OF JUNE 19, 2002 TO THE PURCHASE MONEY PROMISSORY NOTE DATED AS OF             , 2000, AS AMENDED (the “Note”), by and between TELLIUM, INC., a Delaware corporation (the “Company”), having its address at 2 Crescent Place, Oceanport, New Jersey 07757, and the undersigned (the “Borrower”).

WHEREAS, the Company and the Borrower are parties to the Note;

WHEREAS, in October 2001, the Company and the Borrower agreed to amend the Note, as set forth in §§ 3 and 4 below, but did not reduce such agreement to writing; and

WHEREAS, the Company and the Borrower wish to reduce such agreement to writing and further amend the Note, this Amendment to be effective as of June 19, 2002, except for §§ 3 and 4 below, which are to be effective as of October 1, 2001.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given to such terms in the Note.

2.    This Amendment is effective as of June 19, 2002, except for §§ 3 and 4 below, which were effective as of October 1, 2001.

3.    The second sentence of Section 1 of the Note is hereby amended and restated to read as follows:

The interest rate shall float on a quarterly basis and shall equal the Internal Revenue Service established short-term Applicable Federal Rate for a quarterly compounding period effective for the first month in such quarterly period and published in a Revenue Ruling in the Cumulative Bulletin in the month preceding the first month in such quarterly period, provided that the rate shall not be less than 2.5% per annum nor exceed 7.5% per annum.

4.    The definition of Termination Date is hereby amended and restated to be the fifth anniversary of the date of the Note.

5.    The Company agrees that all payments due under and in connection with the Note or any other documents or other agreements executed in connection therewith, or any notes,

instruments or other evidence of indebtedness issued in exchange therefore or upon conversion or refinancing thereof (including, without limitation, all principal, interest, fees, charges, indemnities, costs, expenses, and other indebtedness arising under or incidental to the Note), collectively (the “Subordinated Debt”), are subordinated to the prior payment in full of all present and future obligations, liabilities and indebtedness of the Borrower, whether now or hereafter due, incurred or created in connection with (i) any mortgage, home equity, or home improvement loan or similar obligation of the Borrower, (ii) any consumer credit (as defined in the Truth in Lending Act (15 U.S.C. 1602), as amended from time to time) and (iii) any credit and charge cards of the Borrower (i, ii, and iii collectively, the “Senior Debt”). Such subordination is for the benefit of the creditors to whom the Senior Debt is owed (the “Senior Creditors”). The Company hereby agrees to enter into a subordination agreement at the request of any Senior Creditor.

6.    The payment of principal and accrued interest on the Note shall be due in the following installments over five (5) years beginning on the Termination Date:

(i) Ten percent (10%) of the principal and accrued interest shall be due on the first year anniversary of the Termination Date;

(ii) Fifteen percent (15%) of the principal and accrued interest shall be due on the second year anniversary of the Termination Date;

(iii) Twenty percent (20%) of the principal and accrued interest shall be due on the third year anniversary of the Termination Date;

(iv) Twenty-five percent (25%) of the principal and accrued interest shall be due on the fourth year anniversary of the Termination Date; and

(v) The remaining balance of the principal and accrued interest shall be due on the fifth year anniversary of the Termination Date.

7.    Continuing Effect; No other Amendments.    Except as expressly provided herein, all of the terms and provisions of the Note are and shall remain in full force and effect. This Amendment is limited to the specific definitions and sections of the Note specified herein and shall not constitute a consent, waiver of amendment of, or an indication of the Company’s or the Borrower’s willingness to consent to any action requiring consent under or to waive or amend any other provision of the Note.

8.    Counterparts.    This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

* * * *

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

THE COMPANY:
TELLIUM, INC.
By:
Name: Michael J. Losch
Title: Chief Financial Officer, Secretary and
Treasurer
THE BORROWER:
Name:

Exhibit 10.32

-CONFIDENTIAL-

ASSIGNMENT OF WARRANTS

This Assignment of Warrants (this “Assignment”) is entered into effective as of June 26, 2002, by and between Dynegy Connect, L.P., a Delaware limited partnership (“Assignor”), and Tellium, Inc., a Delaware corporation (“Assignee,” together with Assignor, the “Parties”).

R E C I T A L S:

WHEREAS, Extant, Inc. (“Extant”) and Assignee entered into a Purchase Agreement, made as of September 21, 1999 (as amended, the “Purchase Agreement”); and

WHEREAS, Extant was acquired by and merged into an affiliate of Assignor, Dynegy Global Communications, Inc. (“Dynegy Global”), on September 29, 2000; and

WHEREAS, as part of the merger, substantially all of the assets formerly held by Extant were contributed by Dynegy Global to Dynegy Connect, L.P., a Delaware limited partnership owned 80% by subsidiaries of Dynegy Inc. and 20% by a subsidiary of Telstra, Inc.; and

WHEREAS, the contributed assets included the Purchase Agreement, except for the beneficial rights under the warrants granted by Assignee as part of the Purchase Agreement (the “Warrants”); and

WHEREAS, the Warrants are now beneficially owned by Assignor (80%) and Telstra Holdings Pty Limited (20%); and

WHEREAS, Assignor wishes to sell, assign, transfer, and deliver to Assignee, and Assignee desires to purchase and receive from Assignor, all of Assignor’s rights, title, and interest in and to the Warrants on the terms set forth herein;

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.    Transfer of Warrants.    Subject to the provisions hereof and the relevant provisions of the Purchase Agreement, Assignor hereby sells, assigns, transfers, and delivers to Assignee, and Assignee hereby accepts and assumes from Assignor, all of Assignor’s right, title and interest in and to, and al of Assignor’s obligations and liabilities with respect to, the Warrants to purchase 4,180,800 shares of common stock of Tellium, Inc., par value $0.001 per share (the

“Assumed Obligations”). Assignee agrees to be bound by and to comply with the provisions of the Purchase Agreement applicable to it as a substituted beneficial owner of the Warrants. Without limiting Section 4 below, Assignee agrees to use commercially reasonable efforts to take all actions necessary to complete the assignment and transfer of the Warrants in accordance with this Assignment, the Purchase Agreement, the other documents relating to the Warrants, Assignee’s formation and governance documents, including the stock register, and all applicable laws.

2.    Consideration.    On or before June 26, 2002, Assignee shall pay to Assignor the sum of FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) (“Warrant Purchase Price”) for its acquisition of all of Assignor’s right, title, and interest in and to the Warrants and its assumption of the Assumed Obligations. Payment of the Warrant Purchase Price shall be made by wire transfer of immediately available funds, in the currency of the United States of America, to the account designated by Assignor.

3.    Representations.    Assignor represents and warrants to Assignee that Assignor has the right to transfer all of its rights, title, and interest in and to the Warrants, subject to the terms hereof and the terms of the Purchase Agreement, and further represents and warrants that there are no liens on its rights, title, and interest in the Warrants exclusive to the Warrants. Assignor represents and warrants to Assignee that the execution, delivery, and performance of the Assignment are within its powers, have been duly authorized by all necessary action, and do not violate its governing documents, or any binding agreement between it and any third party (other than Assignee). The Assignee represents and warrants to Assignor that, by assignment hereof, this Warrant and the shares of Common Stock to be issued upon exercise hereof are being acquired for investment and that the Assignee shall not offer, sell, or otherwise dispose of this Warrant or any shares of stock to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws. THE PARTIES MAKE NO OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE WARRANTS, ANY OF ITS RIGHTS, TITLE, OR INTERESTS THEREIN OR THERETO, OR THIS ASSIGNMENT, AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, OF ANY KIND OR CHARACTER, ARE EXPRESSLY DISCLAIMED.

4.    Further Assurances.    Each Party, upon request of the other Party, agrees to execute and deliver such further documents and instruments, and to perform such further acts, as may be necessary and commercially reasonable to accomplish and give full effect to this Assignment and the transfer contemplated hereunder of Assignor’s rights, title, and interest in and to, and the Assumed Obligations with respect to, the Warrants.

5.    Confidentiality; Public Statements.

(a) Each Party will maintain in confidence, and cause its affiliates and their respective officers, directors, partners, members, employees, agents, representatives, and lenders to maintain in confidence, any written, oral or other information obtained in confidence from the other Party in connection with this Assignment or the transactions contemplated hereby unless such information is already known to such Party, is obtained from a person not otherwise bound by a duty of confidentiality, becomes publicly available through no breach of this Assignment by such Party, or unless the use of such information is necessary in making any government filing or obtaining any government consent or approval required for the consummation of the transactions contemplated hereby, or unless the furnishing or use of such information is required by any legal proceeding, rule, regulation, applicable law, or the rules of any stock exchange, provided that prior to furnishing or using such information in connection with any legal proceeding, rule, regulation, applicable law, or the rules of any stock exchange, the disclosing Party shall give the non-disclosing Party prompt written notice in advance of the required disclosure so that an appropriate protective order may be sought by the non-disclosing Party, if appropriate. Notwithstanding the foregoing, this Section 5(a) shall not affect any other confidentiality agreement between the Parties.

(b) Before a Party or any of their affiliates releases any information concerning this Assignment or the transactions or matters contemplated hereby which is intended for or may result in public dissemination thereof, it shall cooperate with the other Party, shall furnish drafts of all documents or proposed oral statements to the other Party, provide the other Party the opportunity to review and comment upon any such documents or statements, and shall not release or permit the release of any such information without the written consent of the other Party, except to the extent required by any legal proceeding, rule, regulation, applicable law or the rules of any securities exchange or automated quotation system on which its securities or those of its affiliate are traded.

6.    Release and Indemnity

(a) Assignee (on behalf of itself and its affiliates) does hereby release, acquit, and forever discharge Assignor, its affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, and lenders (collectively, “Dynegy Released Persons”) from any and all demands, claims, suits, actions, proceedings, and investigations, at common law, statutory, contractual or otherwise, known or unknown, contingent or otherwise, suspected or unsuspected, asserted or unasserted, and whether arising out of written documents, unwritten undertakings, course of conduct, tort, violations of laws or regulations or otherwise, which the Assignee currently has or might have against the Dynegy Released Persons, that now exist or may arise in the future out of any Assumed Obligation (collectively “Claims”). THE CLAIMS RELEASED SHALL ALSO INCLUDE THOSE CLAIMS ARISING OUT OF THE STRICT LIABILITY OR THE NEGLIGENCE OF ANY PARTY, INCLUDING BUT NOT LIMITED TO THE DYNEGY RELEASED PERSONS, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE. Neither Assignee nor any of its affiliates shall file or bring any Claim in or before any city, state, federal, or other government court or agency or arbitration tribunal with respect to any Claim. Assignee shall not transfer any Claim to any third party.

(b) Assignee shall defend, indemnify, and hold harmless the Dynegy Released Persons from and against (i) any and all Claims released herein that may at any time be asserted by Assignee or by any other person or entity, by assignment, subrogation or otherwise, by, through, under or on behalf of Assignee, and for all judgments, damages, losses, fines, penalties, costs, and expenses, including, without limitation, legal expenses (collectively, “Losses”)

suffered or incurred by the Dynegy Released Persons in defending against any Claims, except for Claims or Losses brought by third parties contesting Assignor’s right, title, and interest in the Warrants. The indemnification rights under this Section 6(b) are independent of and in addition to such rights and remedies as Assignor and the other Dynegy Released Persons may have at law or in equity or otherwise for any misrepresentation, breach of warranty, or failure to fulfill, satisfy, or comply with any agreement, covenant, obligation, or condition hereunder by Assignee, none of which rights or remedies shall be affected or diminished hereby.

7.    Miscellaneous.

(a) Except as otherwise provided or contemplated herein, (i) nothing in this Assignment, expressed or implied, shall give or be construed to give any person or entity, other than the Parties and their successors and assigns, any legal or equitable right, remedy, or claim under or in respect to this Assignment or under any covenant, condition or provision contained herein, and (ii) all such covenants, conditions and provisions shall be for the sole benefit of the Parties.

(b) EACH PARTY ACKNOWLEDGES AND AGREES (I) THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (II) THAT IT HAS READ THIS ASSIGNMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS, AND EFFECT OF THIS ASSIGNMENT. EACH PARTY FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY PROVISONS OF THIS ASSIGNMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT SUCH PROVISION IS NOT “CONSPICUOUS”.

(c) Any waiver of any provision of this Assignment must be specifically expressed in a written agreement signed by the Parties. No waiver, express or implied, by any Party of any breach or default by the other Party in the performance of its obligations hereunder shall be deemed or construed to be a waiver of any other breach or default under this Assignment. Failure on the part of any Party to complain of any act or omission of any other Party, or to declare such other party in default irrespective of how long such failure continues, shall not constitute a waiver hereunder. No notice to or demand on a defaulting Party shall entitle such defaulting Party to any other or further notice or demand in similar or other circumstances.

(d) This Assignment shall be binding upon and inure to the benefit of the Parties, their legal representatives, and permitted successors and assigns. This Assignment may not be assigned by a Party without the other Party’s written consent, which shall not be unreasonably withheld or delayed.

(e) This Assignment shall be subject to, governed by, and construed in accordance with, the substantive and procedural laws of the state of Texas, without reference to its principles of conflict of laws.

(f) The terms of this Assignment may not be modified, amended, or otherwise changed except pursuant to a written agreement signed by both Parties.

(g) This Assignment may be executed in one or more counterparts, all of which when taken together shall constitute one and the same instrument. All such counterparts together shall constitute one instrument.

(h) All notices, demands, and consents provided for in this Assignment shall be in writing and shall be given to the Parties at the addresses set forth below, or at such other addresses as the Party may hereafter specify in writing.

If to Assignor:

Dynegy Connect, L.P.
1000 Louisiana, suite 5800
Houston, Texas 77002
Attn: James E. Miller
Fax: (713) 767-5010

With a copy to:

Dynegy Connect, L.P.
6446 S. Kenton Street, Suite 170
Englewood, CO 80111
Attn: Legal Counsel
Fax: (720) 833-6499

If to Assignee:

Tellium, Inc.
2 Crescent Place
P.O. Box 901
Oceanport, NJ 07757-0901
Attn: President
Fax: (732) 923-9805

Such notices may be delivered by hand or by telex or facsimile or may be mailed, postage prepaid, by certified or registered mail, by a deposit in a depository for the receipt of mail regularly maintained by the United States Postal Service. All notices which are hand delivered or delivered by telex, telegram or telecopy during the recipient’s normal business hours shall be deemed given on the date of delivery. Notices delivered after normal business hours shall be deemed given on the business day following the date of delivery. Except as otherwise provided herein, all notices which are mailed in the manner provided above shall be deemed given upon receipt.

(i) Each Party shall bear its own expenses and costs incurred in connection with the preparation, execution, and performance of this Assignment and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants. Notwithstanding the foregoing, all sales, transfer, and other taxes, fees, or charges (other than income taxes) arising from, or attributable or related to, the sale, transfer or assignment to Assignee pursuant to this Assignment (“Taxes”) shall be borne by Assignee, and Assignee shall defend, indemnify, and hold harmless Assignor, its affiliates, and their respective officers, directors, partners, members, employees, agents, and representatives from and against any Claims for Taxes and any associated Losses.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be duly executed as of and on the date first written above by their duly authorized officers.

TELLIUM, INC.

By:	/s/ MICHAEL J. LOSCH
Name: Michael J. Losch
Title: CFO, Secretary and Treasurer

DYNEGY CONNECT, L.P.

By:	/s/ KEN SNYDER
Name: Ken Snyder
Title: President

Exhibit 10.33

RIDER

BUSINESS LOAN AGREEMENT

The within document shall serve as a Rider to the Business Loan Agreement between Commerce Bank/Shore, N.A. (hereinafter referred to as “Lender”) and Tellium, Inc. (hereinafter referred to as “Borrower” or “Grantor”), dated June 1, 2000 and the Rider to the Business Loan Agreement, dated July 30, 2001 (hereinafter collectively referred to as “Loan Documents”). To the extent any inconsistencies exist between the loan documents and the within Rider, the terms of the within Rider shall govern.

Principal Amount: $10,000,000.00 Initial Interest Rate 3.45%

1.
PROMISE TO PAY.    Borrower promises to pay to Lender in lawful money of the United States of America, the principal amount of Ten Million Dollars ($10,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Prior to closing, Borrower also promises to pay all applicable fees and expenses, including, but not limited to, the $50,000.00 fee referenced in the Lender’s Transaction Overview Sheet, dated July 23, 2002.

2.
PAYMENT OBLIGATIONS.    Borrower will pay this loan in full on or before June 30, 2003. The annual interest rate for this loan is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown in the Loan documents, or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

Interest alone shall be payable monthly during the Loan term at the rate set forth herein (and in the accompanying Rider to Promissory Note) on the first day of each month, commencing July 1, 2002, and from and after the first disbursement of the Loan, until June 30, 2003, (hereinafter referred to as the “Maturity Date”).

The entire Loan amount shall be paid by Borrower, to Lender, in full on or before June 30, 2003.

3.	AFFIRMATIVE COVENANTS. In addition to the covenants memorialized in the Loan Documents, the Borrower covenants and agrees with Lender that while the within Agreement is in effect, the Borrower will:

Submit, each year, annual fiscal year-end audits, prepared by an independent CPA — and the said audits shall be prepared for

Borrower and any and all companies/institutions in which Borrower has a full or partial ownership interest.

4.	INCORPORATION BY REFERENCE. The Loan documents are incorporated herein at length. Additionally, the Lender’s Transaction Overview Sheet, dated July 23, 2002 is incorporated herein as well.

5.
BORROWER’S REPRESENTATIONS.    Borrower repeats and reiterates each of the Borrower’s representations and warranties expressed in the loan documents and furthermore covenants that the representations contained in the loan documents are still true as of the date of the signing of the within Rider.

6.	BORROWER’S REPRESENTATIONS. All of the terms and conditions of the loan documents (unless expressly modified herein) shall remain in full force and effect.

PRIOR TO SIGNING THIS DOCUMENT, BORROWER HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS RIDER TO THE BUSINESS LOAN AGREEMENT, BORROWER AGREES TO THE TERMS OF THE RIDER TO THE BUSINESS LOAN AGREEMENT, AND ACKNOWLEDGES RECEIPT OF AN EXECUTED COPY OF THE SAME. BORROWER ALSO ACKNOWLEDGES REVIEWING THE CONTENTS OF THIS AGREEMENT WITH AN ATTORNEY OF ITS OWN CHOICE.

ATTEST

TELLIUM, INC., BORROWER

By:	/s/ MICHAEL J. LOSCH	By:	/s/ WILLIAM J. PROETTA
	Michael J. Losch, Secretary		William J. Proetta, President

Date:	July 31, 2002	Date:	July 31, 2002